Exhibit 10.02

UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

In re Xcel Energy, Inc. Securities, Derivative & ERISA Litigation	Master File: Civil 02-2677 (DSD/FLN)
MDL No. 1511
This Document Relates to Case Nos. 03-2218 and 03-2219, the “ERISA Actions.”

STIPULATION AND AGREEMENT OF SETTLEMENT OF ERISA ACTIONS

This Settlement Agreement (“Agreement”) is made as of December 31, 2004, by and among the following parties (as defined in this Agreement):  (1) the Class Representatives and the Plans, by and through Class Counsel; and (2) Xcel Energy Inc. and the Individual Defendants, by and through their attorneys, pursuant to Rule 23 of the Federal Rules of Civil Procedure and subject to the Court’s approval.

1.             RECITALS

1.1           This Agreement resolves two related actions originally filed in 2002 in the United States District Court for the District of Colorado against the Defendants asserting claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):  Donald Newcome and Leonard Banks v. Xcel Energy, Inc., et al. and Gene Barday v. Xcel Energy, Inc., et al.  The complaints allege that the Defendants breached their fiduciary duties and otherwise violated ERISA by using employer and employee contributions to the Xcel Energy Inc. 401(k) Savings Plan and its predecessor plans (the “Xcel 401(k) Plan”) and the New Century Energies

Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “NCE Union Plan”) (collectively, the “Plans”) to purchase the common stock of Xcel at a time when, according to Plaintiffs, it was an unsuitable and imprudent investment for the Plans.  Plaintiffs also allege that Defendants violated ERISA by failing to take appropriate actions to protect participants and beneficiaries from losses that resulted from the imprudent acquisition and retention of Xcel common stock by the Plans during the same period.  Plaintiffs further allege that Defendants violated ERISA by misrepresenting to Plaintiffs and participants in the Plans the financial status of Xcel and, consequently, the true value of Xcel common stock.  These misrepresentations were alleged to include misleading, inaccurate, and incomplete communications with participants regarding the value of Xcel common stock, and its prudence as an investment for the Plans’ assets, both directly to participants by Defendants, and in plan-related documents, including the summary plan descriptions.  The Complaints seek equitable and compensatory relief on behalf of Plaintiffs, the Class Members and the Plans, pursuant to ERISA §§ 409, 502(a)(2), and 502(a)(3), plus attorneys’ fees, expenses, and costs pursuant to the common fund doctrine, ERISA § 502(g)(1), and other law.

1.2           Plaintiffs seek certification pursuant to Fed. R. Civ. P. 23 of a class consisting of all persons who were participants or beneficiaries of either of the Plans between September 23, 1999 and March 31, 2003, and who had Xcel common stock allocated to their accounts in the Plans at any time during such period (“Settlement Class”), other than Defendants individually named in the Complaint and their immediate family members.

1.3           Defendants have denied and continue to deny each of the claims and allegations of wrongdoing in the Complaints.  On December 20, 2002, Defendants filed a Motion to Dismiss the Complaints, which was denied in part and granted in part by the court on March 10, 2004.  On July 21, 2004, Defendants filed a motion for partial summary judgment, which has not yet been ruled upon by the court.  Defendants have specifically denied and continue to deny, inter alia, the allegations that they breached any fiduciary duties or any other provisions of ERISA in connection with the acquisition or retention of Xcel common stock by the Plans during the Class Period or at any time, and deny that they in any way misrepresented the financial performance of Xcel or the value of Xcel common stock either directly or indirectly to participants in the Plans.  Defendants deny that Plaintiffs, the proposed class, or the Plans are entitled to any relief of any kind.

2.             BASIS FOR SETTLEMENT

2.1           Plaintiffs’ Counsel as defined below have conducted a thorough investigation into Plaintiffs’ claims, the underlying events and transactions alleged in the Complaints, and the operation and administration of the Plans, including interviews with members of the purported class and former agents and employees of Xcel.  Plaintiffs’ Counsel has also reviewed thousands of documents produced by Defendants and third parties through the discovery process, as well as documents obtained from public sources and the files of Plaintiffs and putative class members.  Additionally, Plaintiffs’ Counsel have consulted with experts and made a thorough study of the legal principles applicable to the actual and potential claims of Plaintiffs, the Plans, and the Settlement Class.

2.2           Defendants’ Counsel as defined below also have conducted a thorough investigation into Plaintiffs’ claims, the underlying events and transactions alleged in the Complaints, and the operation and administration of the Plans, including interviews with employees of Xcel.  Defendants’ Counsel have reviewed numerous documents and made a thorough study of the legal principles applicable to the actual and potential claims of Plaintiffs, the Plans, and the Settlement Class in the Action.

2.3           The parties, after engaging in substantial discovery, were ordered by the court (see Order dated October 9, 2004) to engage in mediation.  As a result of the mediation, conducted by a nationally-recognized mediator over the course of two days, followed by extensive written and telephonic communications between Plaintiffs’ Counsel, Defendants’ Counsel, and the mediator, the parties to the Action agreed to a settlement, the terms of which are embodied in this Settlement Agreement.

2.4           Although the Defendants continue to deny all liability with respect to any and all of the claims alleged in the Complaints, the Defendants nevertheless consider it desirable that any and all possible controversies and disputes that arise out of or relate to the matters, transactions, and occurrences referenced in the Complaints and/or related to the Plans and the investment options in the Plans, be conclusively settled and terminated on the terms and conditions set forth below.  The Settlement of the Action and the attendant final dismissal of the Complaints will avoid the substantial expense, inconvenience, and risk of continued litigation and will bring the claims and potential claims of Plaintiffs, the Plans, the Plans’ fiduciaries and the Settlement Class to an end.

2.5           Based on Plaintiffs’ investigation and after considering:  (a) the substantial benefits that Plaintiffs, the Plans and the members of the Settlement Class will receive from the Settlement; (b) the risk of litigation; (c) the likely length of time before final resolution of the claims, including time spent in possible appeals if the Action were not settled; and (d) the desirability of permitting the Settlement to be consummated as provided by the terms of this Agreement, Plaintiffs’ Counsel has concluded that the terms and conditions of the proposed

Settlement as set forth in this Agreement are fair, reasonable, and adequate to the Plaintiffs, the Plans and the members of the Settlement Class, and Plaintiffs and Plaintiffs’ Counsel have agreed to settle and compromise the Action pursuant to the terms and provisions of this Agreement, subject to the approval of the Court.

3.             SETTLEMENT TERMS

ACCORDINGLY, THE UNDERSIGNED ATTORNEYS FOR THE PARTIES HEREBY STIPULATE AND AGREE on behalf of their respective clients and the Plans and the Settlement Class to settle, to compromise, and to dismiss this Action with prejudice, subject to the approval of the Court, in the manner and on the terms and conditions set forth below.

In addition to the terms heretofore defined, as used in this Agreement:

3.1           “Action” means, collectively, the lawsuits captioned Newcome and Banks v. Xcel Energy, Inc., et al., Civil No. 03-2218 (D. Minn.) and Barday v. Xcel Energy, Inc., et al., Civil No. 03-2219 (D. Minn.).

3.2           “Administrative Contractors” means the persons engaged by the Administrators and to whom the Administrators may delegate duties assigned to the Administrators under this Agreement, including, without limitation, duties associated with provision of Notice, calculation of Claims, collection of Releases, and preparation and filing of tax-related documents.  It is agreed by the parties hereto that neither the Administrators nor the Administrative Contractors are to be deemed agents or representatives of the Defendants or Defendants’ Counsel for any purpose, and that neither Defendants, their Related Parties, nor Defendants’ Counsel shall bear any responsibility or liability for any act or omission of any Administrator or Administrative Contractor.

3.3           “Administrative Expenses” means the expenses incurred in the administration of this Agreement, including, without limitation, all expenses or costs associated with providing the

Notices described herein and all expenses or costs associated with distribution of the Net Settlement Fund as described in Section 6, below.  In addition, all reasonable expenses of the Administrators, the reasonable fees of the Escrow Agent, taxes and tax-preparation expenses incurred by or on behalf of the Settlement Fund, and the reasonable fees and expenses of the Administrative Contractors that the Administrators engage, shall be included as Administrative Expenses and paid from the Settlement Fund.

3.4           “Administrators” shall be appointed and supervised by Plaintiffs and Plaintiffs’ Counsel.  They shall serve as the Administrators and trustees of the Settlement Fund and will be deemed to be acting in that capacity when providing Notice pursuant to Section 10, below.  “Administrators” shall, as the context requires, also mean “Administrative Contractors.”

3.5           “Agreement” means the Stipulation and Agreement of Settlement entered herein by the parties.

3.6           “Attorneys’ Expenses” means the amount awarded by the Court as reimbursement for Plaintiffs’ Counsel’s costs and expenses of litigation, other than costs and expenses authorized as Administrative Expenses.

3.7           “Attorneys’ Fees” means the amount awarded by the Court as compensation for the services provided by Plaintiffs’ Counsel.

3.8           “Authorized Claimant” means a Claimant whose Settlement Claims the Administrators determine to be worth at least twenty-five dollars ($25) pursuant to the process set forth in Section 6.2 below.  “Authorized Claimants” refers collectively to Authorized Former Participant Claimants and Authorized Participant Claimants, as defined herein.

3.9           “Authorized Former Participant Claimant” means an Authorized Claimant who is a former participant in either or both of the Plans as of the date the Net Settlement Fund is distributed to the Plans.

3.10         “Authorized Participant Claimant” means an Authorized Claimant who is a participant in one of the Plans as of the date the Net Settlement Fund is distributed to the Plans.

3.11         “Claimant” means any member of the Settlement Class.

3.12         “Class” or “Settlement Class” means the class to be conditionally certified by the Court pursuant to the Preliminary Approval Order, consisting of all Persons who were participants or beneficiaries under the Plans during any portion of the Class Period who had Xcel stock allocated to their Plan account at any time during such period, other than persons who are named as Defendants in the Complaints and their immediate family members.

3.13         “Class Counsel” or “Plaintiffs’ Counsel” means the firms of Branstetter, Kilgore, Stranch, & Jennings; Whatley Drake, L.L.C.; Barrett, Johnston & Parsley; Robbins Umeda & Fink, LLP; Brauer, Buescher, Goldhammer, Kelman & Dodge; Gilbert & Sackman, a Law Corporation; Cochrane & Bresnahan, PA.

3.14         “Class Period” means the period between September 23, 1999, and March 31, 2003, inclusive.

3.15         “Class Representative(s)” and “Plaintiffs” mean the following persons:  Gene Barday, Jr., Leonard Banks and Donald Newcome.

3.16         “Code” means the Internal Revenue Code of 1986.

3.17         “Complaints” means the complaints filed in the lawsuits captioned Newcome and Banks v. Xcel Energy, Inc., et al., Civil No. 03-2218 (D. Minn.) and Barday v. Xcel Energy, Inc., et al., Civil No. 03-2219 (D. Minn.).

3.18         “Defendants” means Xcel, Wayne H. Brunetti, Douglas W. Leatherdale, C. Coney Burgess, A. Barry Hirschfeld, Margaret R. Preska, Allan L. Schuman, W. Thomas Stephens, Giannantonio Ferrari, Albert F. Moreno, A. Patricia Sampson, Rodney E. Slifer, James J. Howard, David A. Christensen, Roger R. Hemminghaus, Edward J. McIntyre, and David E. Ripka.  “Individual Defendants” means the Defendants, except Xcel.

3.19         “Defendants’ Counsel” means the firms of Jones Day and Briggs & Morgan, P.A. for Xcel and all Individual Defendants except James J. Howard, and Rider Bennett LLP for James J. Howard.

3.20         “Escrow Agent” means TCF National Bank Minnesota, which bank or institution shall perform its duties as set forth in this Agreement and in the Escrow Agreement attached hereto as Exhibit E.

3.21         “Derivative Action” means the action captioned Gottlieb v. Xcel Energy, Inc., et al., No. 02-2931, pending in the United States District Court for the District of Minnesota and coordinated under the proceedings captioned In re Xcel Energy, Inc. Securities, Derivative and ERISA Litigation, Master File No. 02-2677 (DSD/FLN).

3.22         “Final Approval of the Settlement” means the entry of an Order and Final Judgment approving this Agreement and the Settlement pursuant to Rule 23(e) of the Federal Rules of Civil Procedure and the full, final, and favorable determination of any appeals, petitions, motions for reconsideration, or any other proceedings for review or, if no such review proceedings are taken, the expiration of the applicable time to appeal or seek review from such order.

3.23         “Initial Administrative Expense Payment” means the costs of the Class Notice and other costs relating to the administration of the Settlement, as mutually agreed by Class Counsel and counsel for Defendants.

3.24         “Net Settlement Fund” means the Settlement Fund plus interest that has accrued thereon, less the Attorneys’ Fees, Attorneys’ Expenses, Administrative Expenses, and the Total Plaintiffs’ Case Contribution Compensation, as defined herein.

3.25         “Notice” and “Individual Notice” means the Notice of Pendency of Class Action, Proposed Settlement, and Hearing attached to this Agreement as Exhibit A.

3.26         “Order and Final Judgment” means an order and judgment of the Court approving the Settlement and entry of a final judgment in the form annexed hereto as Exhibit D, or upon terms not materially different from those set forth in Exhibit D.

3.27         “Person(s)” means a natural person, a corporation, partnership, association, or any other entity.

3.28         “Plaintiffs’ Case Contribution Compensation” means the amount of two thousand dollars ($2,000) per Plaintiff, which shall be paid from the Settlement Fund to each Class Representative in recognition of their contributions to the Action.

3.29         “Plan Account” means the account or accounts established or existing under the Plans designated by the Plan Administrator into which the Escrow Agent shall transfer the Net Settlement Fund for distribution and allocation to the Class.  Xcel shall take all necessary steps to establish the Plan Account.

3.30         “Preliminary Approval of Proposed Settlement and Notice” means the date that the Preliminary Approval Order is entered by the Court.

3.31         “Preliminary Approval Order” means an order, substantially in the form annexed hereto as Exhibit C, approving the forms and procedure for providing notice to the Settlement Class, conditionally certifying the named Plaintiffs as the representatives of the Settlement Class and Plaintiffs’ Counsel as counsel to the Settlement Class, establishing a procedure for members of the Settlement Class to follow in order to object to the Settlement, and setting a date for a hearing on the approval of the Settlement.

3.32         “Publication Notice” means the abbreviated form of Notice, attached to this Agreement as Exhibit B, to be published in the Minneapolis Star-Tribune, the St. Paul Pioneer Press, and USA Today or another national publication mutually agreed upon by Class Counsel and Defendants’ Counsel.

3.33         “Related Parties” means each of a Defendant’s past, present, and future directors, officers, fiduciaries, employees, partners, principals, agents, members, independent contractors, registered representatives, underwriters, issuers, insurers, coinsurers, reinsurers, controlling shareholders, attorneys, accountants, auditors, investment bankers, advisors, consultants, trustees, fiduciaries, personal representatives, predecessors, successors, successors-in-interest, parents, subsidiaries, divisions, assigns, spouses, heirs, executors, administrators, associates, related or affiliated entities, and members of their families.

3.34         “Released Claims” means only those claims set forth below and shall not include any claim that has been asserted under the state or federal securities laws by the Plans, the Plans’ Trustee or fiduciaries, or any individual member of the Settlement Class directly or derivatively in the Securities Action or the Derivative Action, nor shall it preclude the Plans, the Plans’ Trustee or fiduciaries, or any individual member of the Settlement Class from participating as class members in the Securities Action.  “Released Claims” means any and all claims, demands, damages, defenses, rights, liabilities, and causes of action in law or equity whatsoever, known or unknown, matured or unmatured, accrued or unaccrued, fixed or contingent, liquidated or unliquidated, arising under state or federal law or any other source of law, by or on behalf of the Plaintiffs, the Plans, the Plans’ fiduciaries, or any member of the Settlement Class on their own behalf and on behalf of any Persons they represent (including the Plans and their respective spouses, heirs, executors, administrators, past and present partners, officers, directors, agents, attorneys, predecessors, successors and assigns), against any of the Released Persons based upon or arising out of or relating in any way (in whole or in part) to the acquisition, disposition or retention by the Plaintiffs, the Plans or any members of the Settlement Class of Xcel stock during the Class Period, including, but not limited to, claims which relate directly or indirectly to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions, or failures to act which were alleged or could have been alleged in any of the Complaints filed in the Action, or which are based on or arise out of or in any way relate to communications with participants or beneficiaries directly or indirectly pertaining to Xcel stock.  Notwithstanding any provision in this Settlement Agreement, excluded from the Released Claims are any claims brought in the Securities Action or Derivative Action.  The “Released Claims” also shall include any and all claims by or on behalf of each and every Defendant against Plaintiffs, the Settlement Class and Class Counsel relating to the institution, prosecution or settlement of any or all claims asserted in this action, including, but not limited to, any action for costs or attorney’s fees as well as for contribution, indemnification or any other claims relating to payment of the Settlement Fund or any Settlement Claims by the Defendants.

3.35         “Released Persons” means each of the Defendants and all their Related Parties, each and every member of the Settlement Class, and Class Counsel.

3.36         “Securities Action” means the consolidated securities actions pending in the United States District Court for the District of Minnesota under the caption In re Xcel Energy, Inc. Securities Litigation, Master File No. 02-2677 (DSD/FLN).

3.37         “Settlement” means the resolution of the Action in the manner and on the terms set forth herein.

3.38         “Settlement Claim” means the total dollar amount of each Authorized Claimant’s Settlement Claims, as determined in Section 6.2, below.

3.39         “Settlement Fund” means the sum of eight million U.S. dollars ($8,000,000) to be paid by Xcel pursuant to Section 5.1 below.

3.40         “Total Plaintiffs’ Case Contribution Compensation” means the sum that shall be paid to the named Plaintiffs as Plaintiffs’ Case Contribution Compensation.

3.41         “Xcel” means Xcel Energy Inc.

3.42         “Xcel stock” means the common stock issued by Xcel and traded on the New York Stock Exchange.

4.             STIPULATION TO CLASS CERTIFICATION OF THE SETTLEMENT CLASS

4.1           The parties to this Agreement stipulate and agree that for settlement purposes only this Action shall proceed as a non-opt out class action pursuant to Fed. R. Civ. P. Rules 23(a)(1)-(4), 23(b)(1), and (b)(2) with Jane B. Stranch, Esq., of Branstetter, Kilgore, Stranch, & Jennings and Glen Connor, Esq. of Whatley & Drake, L.L.C., as Class Counsel and with a Settlement Class and Class Period as defined above.

5.             THE SETTLEMENT FUND

5.1           Within ten (10) business days after the Court enters its Preliminary Approval Order, Xcel shall deposit with the Escrow Agent in an interest-bearing account, pursuant to the terms of the Escrow Agreement, the sum of eight million dollars ($8,000,000), which amount shall be used to fund the Settlement Fund described in the Escrow Agreement.  Interest earned on the Settlement Fund under the Escrow Agreement shall accrue to the benefit of, and be added to, the Settlement Fund.

5.2           Within a reasonable time following receipt of invoices therefore, the Escrow Agent shall pay from the Settlement Fund the costs of the Class Notice and other costs relating to the administration of the Settlement (including the Escrow Agent’s fees), as mutually agreed by Class Counsel and Defendants’ Counsel.  In the event the Settlement is not approved and the Order and Final Judgment is not entered, Plaintiffs’ Counsel shall reimburse the Settlement Fund for half the cost of any such expenses paid.

5.3           Within ten (10) days of the Final Approval of the Settlement, the Escrow Agent shall pay to Class Counsel out of the Settlement Fund (subject to Court approval) the Plaintiffs’ Case Contribution Compensation, in an amount of $2,000 for each Class Representative (a total of $6,000), which Class Counsel shall remit to the Plaintiffs.

5.4           Also within ten (10) days of the Final Approval of the Settlement, the Escrow Agent shall pay to Class Counsel out of the Settlement Fund such Attorneys’ Fees and Attorneys’ Expenses of Class Counsel as may be approved by the Court in the Order and Final Judgment.

5.5           Following the payment of amounts specified in Sections 5.2, 5.3 and 5.4, the Escrow Agent shall pay over the Net Settlement Fund (at the joint written instruction of Class Counsel and Defendants’ Counsel) to the Plan Account for administration by the Administrators, in accordance with the provisions set forth herein.  The Administrators shall deposit the Net Settlement Fund into the Plan Account in the following manner:

a.                                       The Administrators shall provide Class Counsel with written notice of the amount of additional Administrative Expenses incurred in connection with the administration of the Settlement.  Class Counsel promptly shall review the amount claimed as such and, if reasonable, approve such amount for payment out of the Net Settlement Fund.

b.                                      If requested, Xcel shall assist the Administrators with the calculation of Settlement Claims, the identification of Authorized Claimants, and the payment of Claims.  To the extent Xcel incurs any expense in connection therewith, the Administrators shall reimburse Xcel from the Net Settlement Fund for its reasonable and actual costs incurred.  Notwithstanding the foregoing, the Administrators shall be solely responsible for all communications with Authorized Claimants regarding their Claims, and neither Xcel nor its agents shall have any responsibility in this regard.  Plaintiffs’ Counsel shall direct the Administrators regarding the manner and content of the Administrators’ written or other communications with Authorized Claimants regarding their Claims.  In addition, Class members will be instructed in the Notice and Publication Notice to contact Plaintiffs’ Counsel, or an agent designated by them, with any questions regarding the Settlement or Settlement Claims.  Neither Xcel nor its agents shall have any responsibility with respect to such questions.  Further, neither Defendants nor their Related Parties shall have any responsibility, financial obligation or liability whatsoever with respect to the investment or distribution of the Settlement Fund, with respect to the processing of claims against the Settlement Fund, or otherwise with respect to the administration of this Settlement or the Settlement Fund.

c.                                       Although the Defendants deny any wrongdoing, the parties agree that the payments described above are intended as settlement of breach of fiduciary duty claims for a monetary remedy under ERISA for allegedly lost earnings on assets in the Plans and shall be treated as earnings on Plan assets for all purposes under the Plans.  None of the Defendants’ payment to the Settlement Fund represents compensatory or punitive damages or employer or employee contributions to the Plans.

5.6                                 Under no circumstances shall Defendants be required to pay more than the Settlement Amount of eight million U.S. dollars ($8,000,000), as set forth above in Section 5.1.  Upon such payment, Defendants’ payment obligations under this Agreement shall be satisfied and fulfilled.

6.                                      PLAN OF ALLOCATION OF THE NET SETTLEMENT FUND

6.1                                 Unless otherwise agreed by the parties, within sixty (60) days after filing this Agreement, the Defendants shall provide the Administrators or their designee with the following information pertaining to the account(s) in the Plans of each member of the Settlement Class as identified and maintained in the records of the Plans:

a.                                       The Claimant’s name, last known address, and social security number;

b.                                      The information necessary to make the calculations in Section 6.2 below.  If precise data is not readily available, the parties shall meet and confer regarding the data that will be used.  This information shall include for each Claimant:  (a) the account balance in U.S. dollars invested in Xcel stock at the beginning of the Class Period; (b) the dollar value of purchases of Xcel stock during the Class Period; (c) the dollar value of sales of Xcel stock during the Class Period; and (d) the account balance in U.S. dollars invested in Xcel stock as of the end of the Class Period.

c.                                       Whether the Claimant is a current participant in either Plan as of the most recent date for which such information is reasonably available.

6.2                                 Within thirty (30) days of Final Approval, the Administrators shall calculate the Claimants’ Settlement Claims based on the information described in Section 6.1 and according to the following court approved-methodology:

a.                                       The Administrators, with the assistance of Xcel, if necessary, shall determine the approximate loss (“Loss”) for each member of the Settlement Class as follows:

Loss = (A + B) - C, where

A = (Value of (50% of the number of shares that had been held in the Plans on September 23, 1999 [Adjusted for the 1.55/share exchange of Xcel for NCE shares at the time of merger], valued at the December 4, 2001 closing price/share of $27.56)) less (Value of those same shares on the earlier of the March 31, 2003 closing price of $12.82/share or Participant’s last day of participation in Company Stock Fund at the closing price on that day)

AND

B = (Purchase price of all company stock purchased from September 23, 1999 through March 31, 2003) less (Value of all this purchased company stock still held on the earlier of March 31, 2003 or Participant’s last day of participation in the Company Stock Fund at the closing price on the appropriate day)

AND

C = (Sale price of all company stock sold during the period of September 23, 1999 through March 31, 2003).

b.                                      The Losses of the Claimants as calculated in Section 6.2(a) will be totaled to yield the Loss of each Plan as a whole over the Class Period (the “Plan Loss”).  The Net Settlement Fund shall be apportioned between the Xcel 401(k) Plan and the NCE Union Plan according to the proportionate size of each Plan’s Plan Loss.

c.                                       The Administrators shall calculate for the Account of each Authorized Claimant an amount which is the same percent of the amount of the Net Settlement Fund allocated to the Plan in question as the Authorized Claimant’s Loss bears to the Plan Loss of the Plan in question.

d.                                      The Administrators shall identify all Claimants whose Settlement Claim is less than twenty-five dollars ($25) (“De Minimis Amounts”).  All such Claimants whose Settlement payment is De Minimis shall not receive an award from the Net Settlement Fund.  The remaining Claimants shall become Authorized Claimants.  The De Minimis Amounts shall then be allocated to the Authorized Claimants on a pro rata basis based on each Authorized Claimant’s Loss, and such amounts shall be added to the Settlement Claim for each Authorized Claimant.

e.                                       In light of the manner in which the data is kept and the ease with which it can be manipulated, it may be appropriate to simplify some of the features of these calculations.  Such simplifications are acceptable as long as the two basic features of the distribution are preserved:  (1) that all members of the Settlement Class receive their share of the Net Settlement Fund based approximately on the formula referenced in § 6.2 which calculates relative loss of Plan Participants as compared with one another; and (2) that the distribution take place through the Plans so as to maximize the tax advantages of investment in the Plans.

6.3                                 Promptly after calculating each Authorized Claimant’s Settlement Claim, the Administrators shall provide to Defendants the name, social security number, and amount of each Authorized Claimant’s Settlement Claim, together with the total of all such Claims.  Except for the social security numbers, the same information shall be provided to Class Counsel.

6.4                                 Any Claimant who is an Authorized Former Participant Claimant shall have his or her account reinstated in the Plan(s) in which he or she held Xcel stock during the Class Period, for the sole purpose of receiving his or her allocation from the Net Settlement Fund.

6.5                                 As promptly as possible after deposit of the Net Settlement Fund into the Plan Account pursuant to Section 5.3, the Administrators, or their agents, shall cause an amount to be allocated to each Authorized Participant Claimant’s or Authorized Former Participant Claimant’s Plan account equal to such individual’s Settlement Claim.  Such amount shall be allocated to the Authorized Claimant’s contribution source sub-account holding Xcel stock during the Class Period in accordance with the existing investment elections in effect for such sub-account (except that amounts credited to the ESOP Accounts in the Plans, and all amounts credited to Authorized Former Participant Claimants, shall be invested initially in the Vanguard Prime Money Market Fund investment option), shall be treated and administered thereafter for all purposes under the Plans as income credited to the Authorized Claimant’s contribution source sub-account under the Plans, and shall thereafter be distributed only in accordance with the applicable provisions of the Plans.

6.6                                 The Administrators shall make available to Defendants’ Counsel and Class Counsel any and all summaries, compilations, calculations, or tabulations of the claims and amounts described in this Section 6, upon the request of Defendants’ Counsel, Class Counsel, or the Court.

7.                                      THE SETTLEMENT FUND AND THE ADMINISTRATORS

7.1                                 The Parties shall treat the Settlement Fund as a “qualified settlement fund” within the meaning of the regulations issued under Section 468B of the Code and any comparable provision of state or local law (collectively, the “Section 468B Regulations”).  The Administrator shall be the “administrator” for purposes of the Section 468B Regulations.  As such, it shall comply with all of the requirements imposed on administrators by the Section 468B Regulations, including, without limitation, obtaining a taxpayer identification number for the Settlement Fund, preparing and filing all income tax returns and information returns required to be filed by the Settlement Fund and paying all taxes required to be paid by the Settlement Fund.  Xcel shall be the “transferor” for purposes of the Section 468B Regulations.  As such, it shall comply with all of the requirements imposed on transferors by the Section 468B regulations, including, without limitation, delivering to the Administrator a statement that complies with section 3(e) of the Section 468B Regulations and attaching a copy of that statement to its federal income tax return for the taxable year in which it makes the required payment to the Settlement Fund.

7.2                                 Each Authorized Participant Claimant and Authorized Former Participant Claimant shall be solely responsible for the federal, state and local tax consequences to him, her or it of the crediting of an allocable share of the Net Settlement Amount to his, her or its Plan account pursuant to Section 6.5 of this Agreement.  Xcel shall take the position for federal, state and local tax purposes that the amounts so credited are not reportable as income to the Authorized Participant Claimants or Authorized Former Participant Claimants until distributed under a Plan, but no Defendant or Related Party shall have any liability to any Authorized Participant Claimant, Authorized Former Participant Claimant or other person (other than a taxing authority) if a taxing authority determines that Xcel’s position is incorrect.

7.3                                 The Administrators may resign by sixty (60) days written notice to the Court.  The Administrators may be removed by the Plaintiffs at any time.  In the event of the removal or resignation of the Administrators, the Plaintiffs may appoint successor Administrators.  Upon executing a written acceptance of an executed copy of this Order, and on the settlement of the accounts and discharge of the prior Administrators, the successor Administrators shall have, without further act on the part of anyone, all the duties, powers, functions, immunities, and discretion granted to the original Administrators.  Any Administrators who are replaced, by reason other than death, shall execute all instruments and do all acts that may be necessary or that may be ordered or requested in writing by Plaintiffs or the Court or by any successor Administrators to transfer administrative powers over the Settlement Fund to the successor Administrators.  The appointment of successor Administrators, if any, shall not under any circumstances require the Defendants to make any further payment of any nature into the Settlement Fund or otherwise.  All notices hereunder, including notices of resignation or removal of the Administrators, must be in writing and directed to the Court, the Administrators, Class Counsel, and the Defendants’ Counsel.

7.4                                 The Administrators and, if necessary, the Administrators’ Contractors, shall in any event remain available and engaged to respond to inquiries from members of the Plaintiff

Class regarding their Claims or any other aspect of this Agreement for six months after the Net Settlement Fund is distributed to Authorized Claimants.

7.5                                 The parties may apply to the Court to alter or amend the settlement administration terms of this Agreement at any time, or from time to time, provided, however, that no such amendment or modification shall in any way affect:  (a) the purposes of the Settlement Fund; (b) the Court’s jurisdiction over the parties; (c) the powers, duties, and liabilities of the Administrators under this Order; (d) the total amount of money the Defendants are required to pay into the Fund; or (e) any material term of the Agreement.

8.                                      STRUCTURAL CHANGES TO THE PLANS

8.1                                 Subject to the requirements of the collective bargaining agreements in place between Xcel and its work force, Xcel will undertake to amend the Plans to provide that each participant who has at least five years of service shall have the right to direct the investment of his or her ESOP Accounts, as such term is defined in the Plans, in the same manner and among the same investment alternatives as are available for the investment of employee contributions to the Plans.

9.                                      SUBMISSION TO JURISDICTION OF COURT

9.1                                 Each and every member of the Settlement Class and each and every Defendant submits to the jurisdiction of the Court and will be bound by the terms of this Agreement, including, without limitation, any and all releases, conditioned on the Final Approval of the Settlement and subject to their right to object, as well as any other order of the Court including, without limitation, the Order and Final Judgment barring further litigation against any of the Released Persons on the Released Claims.

9.2                                 Each Claimant specifically and personally submits to the jurisdiction of the Court.  Any and all disputes relating to Claims that are not satisfactorily resolved by the Administrators shall be submitted to the Court for final resolution.

10.                               NOTICE TO MEMBERS OF THE SETTLEMENT CLASS

10.1                           The Administrators shall send the Individual Notice by first-class mail, postage prepaid, to the address of each member of the Settlement Class at the address provided by the Defendants, or such other addresses as Plaintiffs’ Counsel has available, within thirty (30) days after entry of the Preliminary Approval Order.  The Administrators also shall cause the Publication Notice, which shall be an abbreviated form of the Notice that adequately informs the Settlement Class of the details of the Settlement and their right to object thereto, to be published in the Minneapolis Star-Tribune, the St. Paul Pioneer Press, and USA Today or some other national publication mutually agreed upon by Class Counsel and Defendants’ Counsel.  The costs and expenses associated with the Publication Notice, the Notice, and reasonable efforts by the Administrators to identify addresses for members of the Settlement Class, shall be an Administrative Expense and will be paid from the Settlement Fund in accordance with Section 5, above.  Plaintiffs’ Counsel may also post the Notices (Exhibits A and B) on their websites.

11.                               PROCEDURE FOR APPROVAL OF SETTLEMENT

11.1                           No later than ten (10) days after execution of this Agreement, Class Counsel shall file a motion with the Court seeking immediate entry of the Preliminary Approval Order and, after Notice is given to the Settlement Class, a hearing will be held by the Court pursuant to Rule 23 of the Federal Rules of Civil Procedure on the fairness of the Settlement to the Class (“Settlement Fairness Hearing”) and entry of the Order and Final Judgment approving the settlement.

11.2                           The Preliminary Approval Order proposed by the parties and submitted with Class Counsel’s motion for approval of the settlement shall:

a.                                       Give preliminary approval to this Agreement;

b.                                      Conditionally certify the Settlement Class for settlement purposes only pursuant to Rule 23(a) and b(1) and b(2) of the Federal Rules of Civil Procedure and appoint Plaintiffs’ Counsel as counsel for the Settlement Class;

c.                                       Approve the form of the Individual Notice, and direct the Administrators to mail the Notice to each potential member of the Settlement Class, and publish within thirty (30) days of the entry of the Preliminary Approval Order the Publication Notice in the Minneapolis Star-Tribune, the St. Paul Pioneer Press, and USA Today or another national publication mutually agreed upon by Class Counsel and Defendants’ Counsel;

d.                                      Set a briefing schedule and a date and time for the Settlement Fairness Hearing to determine whether the Agreement is fair, reasonable, and adequate to the members of the Plaintiff Class, to determine Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses, and to consider whether the Court should enter an Order and Final Judgment;

e.                                       Set a deadline by which all objections to the Settlement must be made;

f.                                         Stay the Action until further order of the Court and enjoin the filing or prosecution by any Class members of any actions based on or in any way related to the Released Claims until the Settlement Fairness Hearing; and

g.                                      Determine pursuant to Rule 23(c)(2) of the Federal Rules of Civil Procedure that the Notices constitute the best notice practicable under the circumstances and due and sufficient notice of the hearing and the rights of the members of the Plaintiff Class as to all Persons entitled to those Notices.

11.3                           No later than five (5) days after Preliminary Approval of the Settlement, the Plaintiffs shall submit the Agreement and accompanying Exhibits to the U.S. Department of Labor (“DOL”) with a notice of the date and time of the Settlement Fairness Hearing.

11.4                           Prior to the Settlement Fairness Hearing, an independent fiduciary selected by Xcel and approved by Plaintiffs’ Counsel, which has acknowledged in writing that it is a fiduciary with respect to the settlement of this Action on behalf of the Plans (the “Independent Fiduciary”), shall have approved and authorized in writing the Settlement in accordance with Prohibited Transaction Class Exemption 2003-39.  If the Independent Fiduciary disapproves or otherwise does not authorize the Settlement as set forth in this paragraph prior to the Settlement Fairness Hearing, then the Defendants shall have the option to waive this condition, such option to be exercised in writing within the earlier of (i) ten (10) days after the Defendants’ receipt of the Independent Fiduciary’s written determination, or (ii) three (3) days prior to (a) the date set for the Settlement Fairness Hearing, or (b) such later date to which the Court may, in its discretion, continue the Settlement Fairness Hearing.  If the Independent Fiduciary has not rendered a written report regarding the Settlement by the eleventh day prior to the date set for the Settlement Fairness Hearing, the Defendants may ask the Court to continue the Settlement Fairness Hearing to allow the Independent Fiduciary to complete its assessment of the

Settlement.  If the Defendants elect not to waive this condition, then this Settlement Agreement shall terminate and become null and void and the provisions of Paragraph 13.9 shall apply.

11.5                           The Order and Final Judgment proposed by the parties and submitted with the motion for approval of the Settlement shall:

a.                                       Approve this Agreement and Settlement as a fair, reasonable, and adequate settlement, pursuant to Rule 23 of the Federal Rules of Civil Procedure, and compromise of this Action, and direct payment of the Settlement Fund and compliance with all other terms of this Agreement;

b.                                      Certify the Settlement Class pursuant to Rule 23(a) and b(1) and b(2) of the Federal Rules of Civil Procedure;

c.                                       Dismiss the Complaint and the Action against each of the Defendants with prejudice on the merits and without costs to any party;

d.                                      Terminate any and all of the Released Claims;

e.                                       Terminate any and all rights of the Defendants for reimbursement of their attorneys’ fees in the Action;

f.                                         Bar and enjoin any action against Defendants, Defendants’ Counsel, any member of the Settlement Class, or Class Counsel based on the amount of any Settlement Claim issued pursuant to the Plan of Allocation approved in the Final Approval of the Settlement;

g.                                      Direct that each party shall bear its own costs to the extent not allocated in this Agreement;

h.                                      Reserve jurisdiction over this Action and over any and all further proceedings concerning the administration and consummation of the

Settlement and reimbursement of Administrative Expenses, to the extent any party deems necessary;

i.                                          Permanently bar and enjoin the Plaintiffs, the Plans, the Plans’ fiduciaries, all members of the Settlement Class and any other party from the institution or prosecution, either directly, indirectly, or in a representative capacity, of any other action in any court asserting any Released Claim against any Released Person; and

j.                                          Contain such other and further provisions consistent with the terms of this Agreement as the Court may deem advisable and appropriate.

12.                               PLAINTIFFS’ COUNSEL’S ATTORNEYS’ FEES AND EXPENSES

12.1                           Plaintiffs’ Counsel shall receive Attorneys’ Fees and Expenses as awarded by the Court.  The Attorneys’ Fees and Expenses shall be paid to Plaintiffs’ Counsel from the Settlement Fund within ten (10) days following the Final Approval of the Settlement.  Plaintiffs’ Counsel shall be solely responsible for allocating attorneys’ fees among co-counsel, and Defendants shall bear no responsibility for this allocation and shall not be subject to suit under this Agreement or otherwise for the same.  Defendants will not object to or oppose Class Counsel’s application for an award of reasonable Attorneys’ Fees and Expenses and shall take no position on the amount of such fees and expenses sought by Plaintiffs or awarded by the Court.  It is agreed that the allowance or disallowance (in whole or in part) by the Court of any application by Plaintiffs’ Counsel for an award of fees or expenses is not a term or condition of the settlement set forth in this Agreement, and any order or proceedings relating thereto, or any appeal from any such order, shall not operate to terminate or cancel this Agreement.

13.                               RELEASE OF CLAIMS

13.1                           Upon Final Approval of the Settlement, the Plaintiffs, the Plans, the Plans’ fiduciaries, and all members of the Settlement Class shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released and shall be forever barred from the prosecution of any and all Released Claims against any and all of the Released Persons.

13.2                           Upon Final Approval of the Settlement, Defendants shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released, and are forever barred from the prosecution of, any and all rights for reimbursement of attorneys’ fees or costs incurred in connection with the Actions, as against the Plaintiffs, Plaintiffs’ counsel and all members of the Settlement Class.

13.3                           The Release of Claims set forth in this Agreement shall have no impact whatsoever on any damages that are or could be sought or recovered in the Securities Action, and under no circumstances shall the Settlement Fund or any Settlement Claim be applied as a set-off or credit against any judgment, recovery, or settlement obtained in the Securities Action.

13.4                           The Release of Claims set forth in this Agreement shall have no impact whatsoever on the obligations set forth in and required by the Agreement.  The Release of Claims granted in this Agreement shall be effective as a bar to any and all currently unsuspected, unknown, or partially known claims within the scope of the express terms and provisions of the Release set forth in this Section, and Sections 3.33 and 3.34.  Accordingly, Plaintiffs hereby expressly waive, on their own behalf and on behalf of the Plans, the Plans’ fiduciaries, and all members of the Class, any and all rights and benefits respectively conferred upon them by the provisions of Section 1542 of the California Civil Code.  Section 1542 reads in pertinent part:

“A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for and that neither Plaintiffs on the one hand, nor Defendants on the other, would enter into this Settlement Agreement unless it included a broad release of all unknown claims.  The parties each expressly agree that all release provisions in the Agreement shall be given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown, unsuspected or future claims, demands, and causes of action.  Plaintiffs assume for themselves on their own behalf and on behalf of the Plans, the Plans’ fiduciaries, and the Class, and Settling Defendants assume for themselves on their own behalf, the risk of his, her, or its respective subsequent discovery or understanding of any matter, fact or law, that, if now known or understood, would in any respect have affected his, her, or its entering into this Agreement.

13.5                           This Agreement shall in no event be construed as or be deemed evidence of an admission or a concession on the part of any party with respect to any claim, fault, liability, or damage whatsoever.  The Defendants deny any and all wrongdoing of any kind whatsoever and do not concede any infirmity in the defenses to the Action that the Defendants have asserted or intend to assert.  The Defendants enter into this Agreement in order to avoid further expense, inconvenience, risk, and delay and to dispose of expensive, burdensome, and likely protracted litigation.  The Plaintiffs, the Plans and the Settlement Class also do not concede any infirmity in any of their claims against Defendants and enter into this Settlement Agreement in order to avoid further expense, inconvenience, risk, and delay and to dispose of expensive, burdensome, and likely protracted litigation.

13.6                           This Agreement, whether or not consummated, and any proceedings taken pursuant to this Agreement, shall not be construed as, or deemed to be evidence of, any presumption, concession, or admission by any of the parties of:  (a) the truth of any fact alleged by Plaintiffs or denial alleged by Defendants; (b) the validity of any claim or defense that has been or could have been asserted in the Action; (c) the existence or non-existence of any liability, breach of duty, prohibited transaction, violation of law, fault, wrongdoing, or other wrongful act of any of the Defendants; (d) or as evidence, a presumption, a concession, or an admission of any infirmity in any claim or defense of any of the parties.

13.7                           This Agreement shall not be construed as an admission or concession that the consideration to be given in Settlement represents the amount, if any, which could or would have been recovered after trial.

13.8                           Plaintiffs and Xcel shall each have the right to terminate this Agreement by providing written notice of their election to do so to all of the other parties hereto in the event that (a) the Court declines to enter the Preliminary Approval Order or some other order containing or incorporating the terms herein; (b) the Court declines to enter the Order and Final Judgment or some other order consistent with the terms herein; or (c) the Order and Final Judgment approving settlement is modified or reversed in any material respect on appeal, reconsideration, or rehearing (provided, however, that any modification or reversal as to Plaintiffs’ Counsel’s Attorneys’ Fees or Expenses shall not be deemed material for purposes of this paragraph).  The parties agree that they will negotiate in good faith to preserve this Agreement prior to exercising their rights of termination under this paragraph.

13.9                           In the event this Agreement is terminated, it shall become null and void and of no further force and effect, the parties shall be deemed to have reverted to their respective status and positions as of the date immediately before the date of the execution hereof, and the parties shall proceed in all respects as if this Agreement had not been executed.  In the event of such termination, the funds paid into the Settlement Fund, plus interest earned thereon, less Administrative Expenses incurred as of the date of termination, shall be returned to the entity that paid the funds.  If the Agreement is terminated, under no circumstances shall Plaintiffs, Class Counsel, or the Administrators be required to reimburse Defendants for Administrative Expenses already incurred as of the date of termination, except as set forth in Section 5.2.

14.                               COOPERATION OF THE PARTIES AND THEIR COUNSEL

14.1                           The parties and their counsel agree to cooperate fully with one another to request Court approval of this Agreement, and to use their best efforts to effect and consummate the terms of this Agreement and the Settlement.

14.2                           Within 90 days of the Final Approval of the Settlement, the parties to this Agreement shall comply with the provisions of the Joint Stipulation and Protective Order entered by the Court, as relates to the destruction or return of confidential materials.

14.3                           Before the Plaintiffs or their counsel issue any press release relating to the Action or its resolution, the proposed press release will be given to Xcel for approval.  The press release will not be issued unless Xcel consents in writing to its issuance; Xcel will not unreasonably withhold that consent.

15.                               GENERAL PROVISIONS

15.1                           This Agreement incorporates by reference all Exhibits attached to it.

15.2                           This Agreement and the attached Exhibits A through E, incorporated herein by reference, constitute the entire agreement of the parties and may not be modified or amended except by a writing signed by all parties.

15.3                           The captions to this Agreement appear for the purpose of convenience only and have no legal effect.

15.4                           Administration and consummation of the terms of this Agreement shall take place under the supervision and authority of the Court, and all parties hereto expressly consent to the jurisdiction of the Court for such purposes.

15.5                           The parties to this Agreement may execute this Agreement in any number of counterparts and on separate counterparts, each of which shall constitute an original, but all counterparts together shall constitute one and the same document.

15.6                           Except insofar as federal law is controlling, this Agreement and all documents necessary to effect this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

15.7                           Should any provision of this Agreement require judicial interpretation, the parties agree that the Court or other adjudicating body shall not apply a presumption that the terms be more strictly construed against the party who prepared same, it being agreed that all parties collectively participated in the negotiation and preparation of this Agreement.

15.8                           The parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Action.  The parties reserve their right to freely rebut, in a manner that any such party determines to be appropriate, any contention made in a public forum to the effect that the litigation was brought or defended in bad faith or without reasonable basis.

15.9                           Any notice required or desired to be given to any of the parties to this Agreement shall be delivered by overnight mail and facsimile transmission addressed as set forth in Exhibit C, or as may otherwise be designated by any party by written notice to the other parties.

15.10                     Any and all statutes of limitations, statutes of repose, and/or their defenses based upon the passage of time applicable to Plaintiffs’ claims against Defendants shall be tolled for the period from the filing of this Agreement with the Court to the earlier of the date the Order and Final Judgment is entered or the termination of this Agreement.

15.11                     This Agreement shall be binding upon and inure to the benefit of the parties hereto, Related Parties, and their respective successors and assigns.

15.12                     The undersigned are duly authorized to execute this Agreement on behalf of the parties they represent.

WHEREFORE, the parties stipulate and agree that they will move the Court to enter an order in the form of the Preliminary Approval Order, attached hereto as Exhibit C, and schedule a hearing on approval of this Settlement under the terms and conditions herein described on the first available date at least 60 days after entry of the Preliminary Approval Order.

December 31, 2004	/s/ JAMES G. STRANCH, III
James G. Stranch, III

/s/ JANE B. STRANCH
Jane B. Stranch
BRANSTETTER, KILGORE,
STRANCH & JENNINGS
227 Second Avenue, North, 4th Floor
Nashville, Tennessee 37201-1631
(615) 254-8801 / (615) 255-5419 (fax)

/s/ JOE R. WATLEY, JR.
Joe R. Whatley, Jr.

/s/ GLEN M. CONNOR
Glen M. Connor
WHATLEY DRAKE, LLC
2323 Second Avenue North
Birmingham, AL 35202
Telephone: 205-328-9576

Co-Lead Counsel for Plaintiffs

/s/ ELLEN KELMAN
Ellen Kelman
BRAUER, BUESCHER, GOLDHAMMER,
KELMAN & DODGE
1563 Gaylord St.
Denver, CO 80206
Telephone: (303) 333-7751

/s/ JOHN A. COCHRANE
John A. Cochrane
COCHRANE & BRESNAHAN, PA
24 East 4th Street
Saint Paul, MN 55101

/s/ JAY SMITH
Jay Smith
GILBERT & SACKMAN, a Law
Corporation
6100 Wilshire Blvd., No. 700
Los Angeles, CA 90048
Telephone: 323-938-3000

/s/ GEORGE E. BARRETT
George E. Barrett

/s/ DOUGLAS S. JOHNSTON, JR.
Douglas S. Johnston, Jr.
BARRETT, JOHNSTON & PARSLEY
217 Second Avenue, North
Nashville, TN 37201
Telephone:	615-244-2202
Facsimile:	615-252-3798

/s/ BRIAN J. ROBBINS
Brian J. Robbins
ROBBINS UMEDA & FINK, LLP
610 West Ash Street, Suite 1800
San Diego, CA 92101-3350
Telephone: (619) 525-3990
Facsimile: (619) 525-3991

Counsel for Plaintiffs

December 31, 2004		/s/ JOHN M. NEWMAN, JR.
John M. Newman, Jr.

/s/ GEOFFREY J. RITTS
Geoffrey J. Ritts
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, OH 44114
216.586.3939/216.579.0212 (fax)

/s/ TIMOTHY R. THORNTON
Timothy R. Thornton
BRIGGS & MORGAN, P.A.
2400 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
612.334.8400/612.3348650 (fax)

Attorneys for All Defendants except James J. Howard

December 31, 2004	/s/ RACHNA B. SULLIVAN
Rachna B. Sullivan
RIDER BENNETT LLP
33 South Sixth Street
Minneapolis, MN 55402
612.340.7951/612.340-7900 (fax)

Attorney for Defendant James J. Howard

EXHIBIT A

UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA

NOTICE OF CLASS ACTION SETTLEMENT

In re Xcel Energy, Inc. ERISA Litigation	)
Case Nos. 03-2218 and 03-2219)
)

TO ALL MEMBERS OF THE FOLLOWING CLASS:

All persons who were participants or beneficiaries in the Xcel Energy Inc. 401(k) Savings Plan and its predecessor plans or the New Century Energies Employees’ Savings and Stock Ownership Plan for Bargaining Unit and Former Non-Bargaining Unit Employees and who had Xcel common stock allocated to your account at any time from September 23, 1999, to March 31, 2003.

PLEASE READ THIS NOTICE CAREFULLY.
A FEDERAL COURT AUTHORIZED THIS NOTICE.
THIS IS NOT A SOLICITATION.

This Notice advises you of a proposed class action settlement.  The Settlement will provide $8 million (less attorneys’ fees, expenses, and costs) to pay claims to participants or beneficiaries who had Xcel common stock allocated to their accounts in the Xcel Energy Inc. 401(k) Savings Plan and its predecessor plans or the New Century Energies Employees’ Savings and Stock Ownership Plan for Bargaining Unit and Former Non-Bargaining Unit Employees at any time from September 23, 1999, to March 31, 2003.  In this Notice, these two plans are referred to collectively as “the Plans.”  The Settlement will also provide that Xcel will undertake to amend the Plans, subject to the requirements of Xcel’s collective bargaining agreements, to loosen restrictions on diversification of Xcel stock held in participants’ accounts in the ESOP portions of the Plans.  The Settlement resolves a lawsuit over whether fiduciaries of the Plans breached their fiduciary duties by violating the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”).  You should read this entire Notice carefully because your legal rights are affected whether you act or not.

YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT
YOU CAN DO NOTHING NO ACTION IS NECESSARY TO RECEIVE A PAYMENT

You do not need to do anything to receive a payment. Under the Settlement, the Settlement Administrator will calculate the portion, if any, of the Settlement you are entitled to received. If you are a current participant in one of the Plans and are authorized to receive a payment, the Settlement Administrator will deposit the payment into your Plan account.

If you are a Class Member and no longer participate in either Plan, your account will be reinstated in the Plan in which you participated for the sole purpose of receiving your settlement payment.

YOU CAN OBJECT	You can write to the Court about why you don’t like the Settlement.
YOU CAN GO TO A HEARING	You can ask to speak in Court about the fairness of the Settlement.

•                                          Your rights and options, and the date by which you must object if you are opposed to the Settlement, are explained in this notice.

QUESTIONS? CALL (866) 890-4864 TOLL FREE, OR VISIT www.xcelerisasettlement.com.
Do not call the Court, Xcel Energy, or Vanguard.
They cannot answer your questions.

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WHAT THIS NOTICE CONTAINS

BASIC INFORMATION

1.	Why did I get this notice package?

2.	How do I get more information?

3.	What is this lawsuit about?

4.	Why is this a class action?

5.	Why is there a Settlement?

6.	How do I know if I am part of the Settlement?

7.	Are there exceptions to being included?

8.	I’m still not sure if I’m included

9.	Can I exclude myself from the Settlement?

THE SETTLEMENT BENEFITS—WHAT YOU GET

10.	What does the Settlement provide?

11.	How much will my payment be?

HOW YOU GET A PAYMENT

12.	How can I get my payment?

13.	When will I get my payment?

THE LAWYERS REPRESENTING YOU

14.	Do I have a lawyer in this case?

15.	How will the lawyers be paid?

OBJECTING TO THE SETTLEMENT

16.	What does it mean to object?

17.	How do I tell the Court if I don’t like the Settlement?

THE COURT’S FAIRNESS HEARING

18.	When and where will the Court decide whether to approve the Settlement?

19.	Do I have to go to the fairness hearing?

20.	May I speak at the hearing?

IF YOU DO NOTHING

21.	What happens if I do nothing at all?

GETTING MORE INFORMATION

22.	Are there more details about the Settlement?

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BASIC INFORMATION

1.                                      Why did I get this notice package?

You or someone in your family may have had funds in the Plans invested in Xcel Energy Inc. common stock at some time from September 23, 1999, to March 31, 2003.

The Court sent you this Notice because you have a right to know about a proposed Settlement of a class action lawsuit and about all of your options, before the Court decides whether to approve the Settlement.  If the Court approves the Settlement and after objections and appeals, if any, are resolved, the Plans and Settlement Administrator appointed by the Court will make the payments that the Settlement allows.

This package explains the lawsuit, the Settlement, your legal rights, what benefits are available, who is eligible for them, and how to get them.  The Court in charge of the case is the United States District Court for the District of Minnesota, and the case is known as In re Xcel Energy, Inc. ERISA Litigation, Case Nos. 03-2218 and 03-2219.  The people who sued are called Plaintiffs, and the company and the people they sued, Xcel and several of its officers and directors, are called the Defendants.

2.                                      How do I get more information?

You can call (866) 890-4864 toll-free, or visit the website www.xcelerisasettlement.com, where you will find answers to common questions about the Settlement, plus other information to help you determine whether you are a Class member and whether you are eligible for a payment.  Please do not contact the Court, Xcel, or Vanguard, the Plans’ recordkeeper.  They will not be able to answer your questions.

3.                                      What is this lawsuit about?

In two Complaints filed in 2002, the Plaintiffs alleged that the Defendants breached their fiduciary duties and otherwise violated ERISA, by using employer and employee contributions to the Plans to purchase Xcel common stock at a time when, according to Plaintiffs, the stock was an unsuitable and imprudent investment for the Plans.  Plaintiffs further allege that Defendants violated ERISA by misrepresenting to Plaintiffs and participants in the Plans the financial status of Xcel and, consequently, the true value of its stock.  The Complaints seek to recover from the Defendants losses to the Plans, and indirectly, to their participants and beneficiaries, caused by Defendants’ alleged conduct.  The Complaints sought recovery for these alleged losses, in addition to attorneys’ fees and expenses, and the costs of the litigation.

In the Motion to Dismiss the Complaint that they filed on December 20, 2002, Defendants denied each of the claims and allegations of wrongdoing in the Complaints, and asked the court to dismiss all of the Plaintiffs’ claims.  On July 21, 2004, the Court partially granted and partially denied the motion to dismiss, and the Plaintiffs and Defendants have engaged in an extensive exchange of information about the claims and defenses since that time, through the court-supervised discovery process.  Defendants specifically deny, among other things, the allegations that they breached any fiduciary duties or any other provisions of ERISA in connection with the acquisition or retention of Xcel stock by the Plans during the Class Period, or before, and deny that they in any way misrepresented the financial performance of Xcel or the value of its stock either directly or indirectly to participants in the Plans.  Defendants deny that Plaintiffs or the Plans are entitled to any relief of any kind.

4.                                      Why is this a class action?

In a class action, one or more persons called Class Representatives sue on behalf of people who have similar claims.  All of these people who have similar claims make up the Class and are Class members.  One court resolves the issues for all Class members.  Because the wrongful conduct alleged by Plaintiffs in this case affected a large group of people in a similar way, Plaintiffs filed their Complaints as class actions.

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5.                                      Why is there a Settlement?

The Court has not decided in favor of Plaintiffs or Defendants.  Instead, both sides agreed to a Settlement.  By agreeing to a Settlement, the parties avoid the costs and risks of a trial, and the Class will get compensation.  The Class Representatives and their attorneys believe that the Settlement is best for all Class members.

6.                                      How do I know if I am part of the Settlement?

The Court has conditionally certified this case as a class action, in which everyone who fits the following description is a Class Member:

All persons who were participants or beneficiaries under the Xcel Energy Inc. 401(k) Savings Plan and its predecessor plans or the New Century Energies Employees’ Savings and Stock Ownership Plan for Bargaining Unit and Former Non-Bargaining Unit Employees during any portion of the Class Period (September 23, 1999, to March 31, 2003, inclusive) and who had Xcel common stock allocated to their account in the Plans at any time during the Class Period, except for any person named as an individual Defendant in the litigation and their immediate family members.

7.                                      Are there exceptions to being included?

You are not a Class member if you were named as a Defendant.  Also, immediate family members of named Defendants are not in the Class.

8.                                      I’m still not sure if I’m included

If you are still not sure whether you are included, you can ask for free help.  Please call toll-free (866) 890-4864 or visit www.xcelerisasettlement.com

9.                                      Can I exclude myself from the Settlement?

In some class actions, class members have the opportunity to exclude themselves from a Settlement.  This is sometimes referred to as “opting out” of a Settlement.  You do not have the right to exclude yourself from the Settlement in this case.  This case was certified under Fed. R. Civ. P. 23(b)(l) and (b)(2) as a “non opt-out” class action because of the way ERISA operates.  Breach of fiduciary duty claims must be brought by participants on behalf of the Plans, and any judgment or resolution necessarily applies to all participants and beneficiaries of the Plans.  As such, it is not possible for any participants or beneficiaries to exclude themselves from the benefits of the Settlement.  Therefore, you (as well as the Plaintiffs, the Plans, the Plans’ fiduciaries, and any member of the Settlement Class, whether acting on their own behalf or on behalf of any persons they represent) will be bound by any judgments or orders that are entered in this Action, and, if the Settlement is approved, you will be deemed to have released each and all of the Defendants and all their related parties, each and every member of the Settlement Class, and Class Counsel from any and all claims, demands, damages, defenses, rights, liabilities, and causes of action in law or equity whatsoever (whether known or unknown, matured or unmatured, accrued or unaccrued, fixed or contingent, liquidated or unliquidated) arising under federal or state or any other source of law, based upon or arising out of or relating in any way to the acquisition, disposition, or retention by the Plaintiffs, the Plans, the Plans’ fiduciaries, or any members of the Settlement Class of Xcel stock during the Class Period, including, but not limited to, claims which relate directly or indirectly to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions, or failures to act which were alleged or could have been alleged in any of the Complaints filed in the Action, or which are based on or arise out of or in any way relate to communications with participants or beneficiaries directly or indirectly pertaining to Xcel stock or are otherwise included in the release in the Settlement, other than your right to obtain the relief provided to you, if any, by the Settlement.

The release to be granted if the proposed Settlement is approved does not include any claims that have been asserted under the state or federal securities laws by the Plans or the Plans’ fiduciaries or any individual member of the Class directly or derivatively in the actions captioned In re Xcel Energy, Inc. Securities Litigation, Master File No. 02-2677,

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or Gottlieb v. Xcel Energy Inc., et al., Case No. 02-2931, both pending in the United States District Court for the District of Minnesota, nor will the release preclude the Plans or members of the Class from participating in the proposed settlement of In re Xcel Energy, Inc. Securities Litigation, to the extent they may be eligible to do so.

Although you cannot opt out of Settlement, you can object to the Settlement and ask the Court not to approve the Settlement.  See question 17 on page 6.

THE SETTLEMENT BENEFITS—WHAT YOU GET

10.                               What does the Settlement provide?

Defendants have agreed to pay $8 million to resolve Plaintiffs’ claims against them.  The payment is called the Settlement Fund.  Certain fees and expenses, including those incurred by Plaintiffs’ Counsel that are approved by the Court, will be deducted from the Settlement Fund.  The remaining amount is called the Net Settlement Fund.

Xcel also has agreed, subject to the requirements of its collective bargaining agreements, to undertake to amend the Plans to permit each participant with at least five years of service to direct the investment of his or her ESOP accounts in the Plans, in the same manner and among the same investment alternatives as are available for investment of employee contributions to the Plans.  Additionally, this Settlement preserves your rights to participate in the proposed settlement of the In re Xcel Energy, Inc. Securities Litigation, to the extent you are eligible.

11.                               How much will my payment be?

Your share of the Settlement Fund will depend on the number of shares of Xcel common stock you held in the Plans during the Class Period, and the amount that you lost as a result of this holding, as compared to the amounts other Plan participants lost.  The formula will take into account your purchases or sales of Xcel stock in your Plan account.  The more you lost because of holding Xcel stock in your Plan account, the larger your share of the Net Settlement Fund will be.  Your share of the Net Settlement Fund, however, will be less than your actual losses.  You are not responsible for calculating the amount you may be entitled to receive under the Settlement — this will be done by the Settlement Administrator.

Your settlement amount will be calculated in three steps as follows:

A.                                    Net Loss Calculation

If you have records reflecting all purchases or sales of Xcel stock in your Plan account during the Class Period, you can estimate what is called your Net Loss by performing the following calculation as to your common stock:  [Value of (50% of the number of shares that had been held in the Plans on September 23, 1999 [Adjusted for the 1.55/share exchange of Xcel for NCE shares at the time of the merger], valued at the December 4, 2001 closing price/share of $27.56)) less (Value of those same shares on the earlier of the March 31, 2003 closing price of $12.82/share or Participant’s last day of participation in the Company Stock Fund at the closing price on the day)] PLUS [(Purchase price of all company stock purchased from September 23, 1999 through March 31, 2003) less (Value of all this purchased company stock still held on the earlier of March 31, 2003 or Participant’s last day of participation in the Company Stock Fund at the closing price on the appropriate day)] MINUS [Sale price of all company stock sold during the period of September 23, 1999 through March 31, 2003].

B.                                    Net Loss Percentage Calculation

If your Net Loss was more than $25, the Settlement Administrator will determine your net loss percentage by dividing your Net Loss by the total Net Loss of the Class Members in each Plan.  The entire Net Settlement Fund will be distributed to Class Members.

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C.                                    Settlement Payment

Your Net Loss percentage will determine your Settlement payment, by multiplying your net loss percentage by the Net Settlement Fund.

Do not worry if you do not have records that show your activity in the Plans with respect to Xcel stock.  The Settlement Administrator will make all calculations for you, and if you are entitled to a payment, will provide you with a statement showing the amount of your payment.  If you have questions regarding the settlement or the settlement amount you may receive, please do not contact Xcel or Vanguard.  Instead, please call toll-free (866) 890-4864 or visit www.xcelerisasettlement.com.

HOW YOU GET A PAYMENT

12.                               How can I get my payment?

If you are a Class member and still participate in either of the Plans, your Settlement proceeds will be deposited directly into your Plan account.  Your Settlement proceeds will be paid into the same subaccounts in which you held Xcel stock.  Settlement amounts that are paid into subaccounts funded by employee contributions will be initially invested in the same manner as you direct the investment of contributions to your Plan account.  Settlement amounts paid into the ESOP subaccounts in the Plans will be invested initially in the Vanguard Prime Money Market Fund investment option.  After the Settlement amounts are paid into your Plan account, you may then direct those funds to any desired fund option.

If you are a Class member and no longer participate in the Plans, your account will be reinstated in the Plan in which you previously participated for the sole purpose of receiving your Settlement proceeds.  Your Settlement proceeds will be invested initially in the Vanguard Prime Money Market Fund investment option, and they will thereafter be distributed in accordance with the applicable provisions of the Plans.

13.                               When will I get my payment?

The Court will hold a hearing on                  ,2005, to decide whether to approve the Settlement.  If Judge Doty approves the Settlement, appeals may follow.  It is always uncertain whether these appeals can be resolved, and resolving them can take time, perhaps more than a year.  Please be patient.

THE LAWYERS REPRESENTING YOU

14.                               Do I have a lawyer in this case?

The Court appointed the following law firms to represent you and other Class Members:  Branstetter, Kilgore, Stranch & Jennings; Whatley Drake, L.L.C.; Barrett, Johnston & Parsley; Robbins Umeda & Fink, LLP; Brauer, Buescher, Goldhammer, Kelman & Dodge; Gilbert & Sackman, a Law Corporation; and Cochrane & Bresnahan, PA.  These lawyers are called Class Counsel.  You will not be charged for these lawyers.  These lawyers will be paid from the Settlement Fund.  If you want to be represented by your own lawyer, you may hire one at your own expense.

15.                               How will the lawyers be paid?

Class Counsel will ask the Court for attorneys’ fees and expenses of up to one-third of the Settlement Fund.  The Court may award less than these amounts.

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OBJECTING TO THE SETTLEMENT

You can tell the Court that you do not agree with the Settlement or some part of it.

16.                               What does it mean to object?

Objecting is simply telling the Court that you do not like something about the Settlement.  It will not have any bearing on your right to Settlement proceeds, if the Settlement is approved.

17.                               How do I tell the Court that I don’t like the Settlement?

You can object to the Settlement if you dislike any part of it, or if you disagree with Class Counsel’s request for attorneys’ fees and reimbursement of expenses.  You can give reasons why you think the Court should not approve the Settlement or the request for attorneys’ fees or expenses.  The Court will consider your views.  To object, you must send a letter saying that you object to the Settlement in In re Xcel Energy, Inc. ERISA Litigation, Case Nos. 03-2218 and 03-2219.  Be sure to include your name, address, telephone number, your signature, a detailed statement of your specific objections to any matter before the Court, and all the grounds for your objections to the Settlement.  You must also include all documents you wish the Court to consider.  Mail the objection and any supporting papers to the three different places below postmarked no later than                  , 2005.  You must mail your objection by this date.  If you fail to do so, the Court will not consider your objections.

Court	Class Counsel	Defense Counsel
Clerk of the Court United States District Court District of Minnesota U.S. Courthouse 300 S. 4th Street Minneapolis, MN 55415	Jane B. Stranch Branstetter, Kilgore, Stranch, & Jennings 227 Second Avenue, North 4th Floor Nashville, TN 37201-1631	John M. Newman, Jr. Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114

ALL PAPERS SUBMITTED MUST INCLUDE THE CASE NUMBERS 03-2218 AND 03-2219 ON THE FIRST PAGE.

No one will be entitled to object to the proposed Settlement, to the final judgment to be entered in this Action, to any award of attorneys’ fees or expenses, or otherwise to be heard, except by filing and serving written objections (and, if you wish to be heard at the Settlement Fairness Hearing, a written notice of intention to appear, as described below) in the form and manner, and by the date, required by this Notice.  Any person who fails to object in the manner and by the date required shall be deemed to have waived any objections, and shall forever be barred from raising such objections in this or any other action or proceeding.

THE COURT’S FAIRNESS HEARING

The Court will hold a hearing to decide whether to approve the Settlement.  You may attend and you may ask to speak, but you are not required to do so.

18.                               When and where will the Court decide whether to approve the Settlement?

The Court will hold a Fairness Hearing on                  , 2005, at the United States District Court for the District of Minnesota, U.S. Courthouse, 300 S. 4th Street, Minneapolis, MN 55415, in Courtroom     ,       Floor.  At this hearing, the Court will consider whether the Settlement is fair, reasonable, and adequate.  If there are objections, the Court will consider them.  Judge Doty will listen to people who have asked to speak at the hearing.  The Court will also decide what amount of Class Counsel fees and expenses will be paid from the Settlement Fund.  After the hearing, the Court will decide whether to approve the Settlement.  We do not know how long these decisions will take.

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Pending the final determination of whether the Settlement should be approved, the parties, all members of the Class, the Plans, and the Plans’ fiduciaries are each barred and enjoined from instituting or prosecuting any action that asserts any Released Claim against any Released Person.

19.                               Do I have to go to the fairness hearing?

No.  Plaintiffs’ Counsel will answer questions Judge Doty may have.  You are, however, welcome to attend at your own expense.  If you send an objection, you do not have to go to Court to talk about it.  As long as your objection is postmarked by            , the Court will consider it.  You also may pay your own lawyer to attend, but it is not required.

20.                               May I speak at the hearing?

You may ask the Court for permission to speak at the Fairness Hearing.  To do so, you must send a letter saying that it is your “Notice of Intention to Appear at Fairness Hearing in In re Xcel Energy, Inc. ERISA Litigation.”  The letter must include the names of any witnesses you may call to testify at the Fairness Hearing and must identify any documents you intend to introduce into evidence at the Fairness Hearing.  Be sure to include your name, address, telephone number, and your signature.  Your Notice of Intention to Appear must be postmarked no later than                , 2005, and sent to the Clerk of the Court, Class Counsel, and Defense Counsel, at the three addresses indicated above in question 17.

IF YOU DO NOTHING

21.                               What happens if I do nothing at all?

The Settlement does not require you to do anything, and there is no penalty for doing nothing at all.  If you are entitled to a Settlement payment, you will receive a payment as discussed in question 11 on page 5.

GETTING MORE INFORMATION

22.                               Are there more details about the Settlement?

This notice summarized the proposed Settlement.  More details are in the parties’ Stipulation and Settlement Agreement.  You can get a copy of the Agreement by visiting www.xcelerisasettlement.com, or you can inspect the papers filed in this Action at the office of the Clerk of Court, U.S. Courthouse, 300 S. 4th Street, Minneapolis, MN, during normal business hours.  If you have questions about the Settlement, call toll-free (866) 890-4864.

Remember, please do not call the Court, Xcel, or Vanguard.  They cannot help you with additional information.

DATE:                , 2005

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EXHIBIT B

UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA

NOTICE OF CLASS ACTION SETTLEMENT

In re Xcel Energy, Inc. ERISA Litigation	)
Case Nos. 03-2218 and 03-2219)
)

TO ALL MEMBERS OF THE FOLLOWING CLASS

All persons who were participants or beneficiaries in the Xcel Energy Inc. 401(k) Savings Plan and its predecessor plans or the New Century Energies Employees’ Savings and Stock Ownership Plan for Bargaining Unit and Former Non-Bargaining Unit Employees and who had Xcel common stock allocated to your account at any time from September 23, 1999, to March 31, 2003.

PLEASE READ THIS NOTICE CAREFULLY.
A FEDERAL COURT AUTHORIZED THIS NOTICE.
THIS IS NOT A SOLICITATION.

A Settlement has been proposed in a class action lawsuit brought by Plaintiffs on behalf of the Xcel Energy Inc. 401(k) Savings Plan and its predecessor plans and the New Century Energies Employees’ Savings and Stock Ownership Plan for Bargaining Unit and Former Non-Bargaining Unit Employees against Xcel and certain of its officers and directors for alleged breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Settlement will provide $8 million to fully resolve the lawsuit.  Persons who were participants or beneficiaries of either plan who had Xcel common stock allocated to their accounts between September 23, 1999, and March 31, 2003 (“Class Period”) may be entitled to a share of the Settlement.  Xcel also has agreed, subject to the requirements of its collective bargaining agreements, to undertake to amend the Plans to loosen restrictions on diversification of Xcel stock held in participants’ accounts in the ESOP portions of the Plans.

The United States District Court for the District of Minnesota authorized this notice. The Court will hold a hearing to decide whether to approve the Settlement, so that the benefits may be paid.

WHO IS INCLUDED?

You are a Class member and could get benefits if you had Xcel common stock allocated to your Plan account during the Class Period.  Persons named as individual Defendants in the lawsuit, as well as their immediate family members, are not Class members.

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WHAT IS THIS ABOUT?

The lawsuit claimed that the Defendants breached their duties under ERISA by offering Xcel common stock as an investment option in the Plans and investing and retaining the Plans’ assets in Xcel stock at a time when it was an unsuitable and imprudent investment for the Plans, providing misleading information regarding the financial condition of Xcel and the prudence of investing in its stock, and failing to take appropriate actions to protect participants and beneficiaries from losses to the Plans that were caused by these actions.  Defendants deny that they breached any fiduciary duties or any other provisions of ERISA in connection with Xcel stock in the Plans, or that they misrepresented the financial performance of Xcel or the value of Xcel stock to participants in the Plans.  The Court did not decide which side was right, but both sides agreed to the Settlement to ensure a resolution, avoid the cost and risk of litigation, and to provide benefits to Class members.

WHAT DOES THE SETTLEMENT PROVIDE?

Xcel agreed to create a fund of $8 million to be divided among the Class members.  A Settlement Agreement, available at the website below, describes all of the details about the proposed Settlement.  Your share of the fund, if any, will depend on the decline in value of shares of Xcel common stock held in your Plan account during the Class Period, as compared to the decline in value of shares of Xcel common stock held by other Plan participants in their accounts.

HOW DO YOU RECEIVE A PAYMENT?

If you are a Class member and are entitled to a share of the Settlement amount according to the Agreement, you will not be required to do anything to receive a payment.  Payment will be made directly to your Plan account or, if you no longer are a participant in one of the Plans, your account will be reinstated in the Plan in which you participated for the sole purpose of distributing your Settlement proceeds.  Either way, the Plans will notify you of the amount of your payment.

CAN I OPT OUT OF THE SETTLEMENT?

You do not have the right to exclude yourself from the Settlement in this case.  The case was certified under Federal Rules of Civil Procedure 23(b)(1) and (b)(2) as a “non opt-out” class action because of the way ERISA operates.  Therefore, you will be bound by any judgments or orders that are entered in this Action, and, if the Settlement is approved, you will be deemed to have released all of the Defendants and their related parties, each and every member of the Settlement Class, and Class counsel from all claims that were or could have been asserted in this case or are otherwise included in the release in the Settlement, other than your right to obtain the relief provided to you, if any, by the Settlement.

The Court will hold a hearing in this case (In re Xcel Energy, Inc. ERISA Litigation, Case Nos. 03-2218 and 03-2219) on                     , 2005, at the United States Courthouse, 300 S. 4th Street, Minneapolis, Minnesota, to consider whether to approve the Settlement and a request by the lawyers representing all Class members (Branstetter, Kilgore, Stranch & Jennings; Whatley Drake, L.L.C.; Barrett, Johnston & Parsley; Robbins Umeda & Fink, LLP; Brauer,

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Buescher, Goldhammer, Kelman & Dodge; Gilbert & Sackman, a Law Corporation; and Cochrane & Bresnahan, P.A.) for attorneys’ fees and expenses.  The fees and expenses, if approved, will be paid from the Settlement Fund.  You may ask to appear at the hearing, but it is not required.  Although you cannot opt out of the Settlement, you can object to all or any part of the Settlement.

For more information regarding anything in this Notice, call toll-free (866) 890-4864, or visit www.xcelerisasettlement.com.

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EXHIBIT C

UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

In re Xcel Energy, Inc. Securities, Derivative & ERISA Litigation	Master File: Civil 02-2677 (DSD/FLN)
MDL No. 1511
This Document Relates to Case Nos. 03-2218 and 03-2219, the “ERISA Actions.”

ORDER PRELIMINARILY APPROVING SETTLEMENT, CONDITIONALLY
CERTIFYING CLASS FOR PURPOSES OF SETTLEMENT, APPROVING FORM AND

MANNER OF NOTICE, AND SCHEDULING HEARING ON FAIRNESS OF

SETTLEMENT PURSUANT TO FED. R. CIV. P. 23(e)

The motion of Plaintiffs for an Order (1) preliminarily approving the settlement of the above-captioned action pursuant to the terms and conditions of the Stipulation and Agreement of Settlement of ERISA Actions (the “Agreement”), dated                    ; (2) approving the form of Notice and directing the manner of delivery and publication of the Notice; (3) conditionally certifying a non-opt-out class under Fed. R. Civ. P. 23(a) and 23(b)(l) and (b)(2) for purposes of the Settlement and the final approval thereof; and (4) scheduling a hearing to consider the fairness of the Settlement pursuant to Fed. R. Civ. P. 23(e) and to consider the application for fees and expenses by Plaintiffs’ Counsel pursuant to the common fund doctrine, having come before the Court, and upon consideration of the Agreement and exhibits attached thereto, Plaintiffs’ motion and the pleadings and records on file, and good cause appearing, it is hereby ORDERED as follows:

1.                                                    To the extent not otherwise defined herein, all capitalized terms shall have the same meaning as used in the Agreement.

2.                                                    The Court has jurisdiction over the subject matter of this Action and over all parties to this Action, including the Plans, the Plans’ fiduciaries, all members of the Settlement Class, and all Defendants.

3.                                                    The Settlement documented in the Agreement is hereby PRELIMINARILY APPROVED as appearing on its face to be fair, reasonable, and adequate; to have been the product of serious, informed, and extensive arms’ length negotiations among the parties; and for there to have been a genuine controversy between the parties involving the Defendants’ compliance with the fiduciary and other requirements of ERISA.

4.                                                    The Court finds that the form of Notice proposed by Plaintiffs is hereby APPROVED.  Such Notice shall be (a) mailed by first-class mail, postage prepaid, to the last known address of all known Class members within 30 days of entry of this Order; and (b) published in the Minneapolis Star-Tribune, the St. Paul Pioneer Press, and USA Today or another national publication mutually agreed upon by counsel within 30 days of the entry of this Order.  Plaintiffs’ Counsel will ensure that the Notice and Publication Notice shall be handled in the manner set forth in and required by the Agreement, and shall file an affidavit attesting to the mailing of the Notice and publication of the Publication Notice with the Court at or before the Settlement Fairness Hearing.

5.                                                    The form and manner of delivery and publication of the Notice and Publication Notice directed hereby and in the Agreement meet the requirements of Fed. R. Civ. P. 23 and due process, constitute the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all members of the Class.

6.                                                    The Court hereby PRELIMINARILY APPROVES the maintenance of this Action as a class action for purposes of the Settlement pursuant to Fed. R. Civ. P. Rule 23(a) and

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23(b)(l) and (b)(2).  Specifically, the Court FINDS that (a) the number of members of the Class is so numerous that joinder of all members thereof is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of the named Plaintiffs are typical of the claims of the Class; (d) the named Plaintiffs will fairly and adequately represent the interests of the Class; and (e) the prosecution of separate actions by individual members of the Class would create a risk of (i) inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants; (ii) adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members of the Class; (iii) Defendants have acted or refused to act on grounds generally applicable to the class; (iv) Plaintiffs seek relief which is predominantly injunctive or declaratory in nature, and monetary relief sought therewith flows directly from liability to the class as a whole on the claims forming the basis of the injunctive or declaratory relief.  Also for purposes of the proposed Settlement only, the Court further finds and determines, pursuant to Rule 23(a) of the Federal Rules of Civil Procedure, that Donald Newcome, Leonard Banks and Gene Barday have and will adequately represent the Class as Class Representatives, and are hereby approved as Class Representatives.

7.                                                    Accordingly, for purposes of the Settlement only, this Action is hereby conditionally CERTIFIED as a class action pursuant to Fed. R. Civ. P. 23(a) and 23(b)(1) and (b)(2), with the Class defined as follows:

All Persons who were participants or beneficiaries under the Plans at any time between September 23, 1999, and March 31, 2003, inclusive, and who had Xcel common stock allocated

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to their Plan account at any time during that period, other than persons who are named as individual Defendants in the Complaints and their immediate family members.

8.                                                    The Court appoints as counsel for the Class the firms of Branstetter, Kilgore, Stranch & Jennings; Whatley Drake, L.L.C.; Barrett, Johnston & Parsley; Robbins Umeda & Fink, LLP; Brauer, Buescher, Goldhammer, Kelman & Dodge; Gilbert & Sackman, a Law Corporation; and Cochrane & Bresnahan, PA.  Based on the proceedings in this matter to date and the documents on file with the Court, the Court concludes that Class counsel has and will represent the Class fairly and adequately.  Appointment of the above-named counsel as Class counsel is supported by the significant work that Class counsel has performed in identifying and investigating the potential claims in this action, the experience of Class counsel in handling class actions and ERISA actions, Class counsel’s knowledge of ERISA, and the resources that Class counsel has committed to the prosecution of this action.

9.                                                    A hearing (the “Settlement Fairness Hearing”) pursuant to Fed. R. Civ. P. 23(e) is hereby SCHEDULED to be held before the Court on                                                , 2005, at   .m. in Courtroom        for the following purposes:

a.                                       to determine whether the proposed Settlement is fair, reasonable, and adequate and should be approved by the Court;

b.                                      to determine finally whether this Action satisfies the applicable prerequisites for class action treatment under Fed. R. Civ. P. 23(a) and 23(b)(1) and (b)(2) for purposes of the Settlement;

c.                                       to determine whether the Settlement has been negotiated at arm’s length by the Plaintiffs and their counsel on behalf of the Plans, the Plans’ fiduciaries, and the

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Settlement Class, whether the Plaintiffs have acted independently and that their interests are identical to the interests of the Plans, the Plans’ fiduciaries, and the Settlement Class, and for the Court to determine that the negotiations and consummation of the Settlement by the Plaintiffs on behalf of the Plans, the Plans’ fiduciaries, and the Settlement Class do not constitute “prohibited transactions” as defined by ERISA §§ 406(a) or (b);

d.                                      to determine whether the Order Approving Settlement as provided under the Agreement should be entered and whether the Released Parties should be released of and from the Released Claims, as provided in the Agreement;

e.                                       to determine whether the bar order provisions in the Agreement should be entered barring and enjoining (a) any action against Defendants, their Related Parties, Defendants’ counsel, any member of the Settlement Class, or Class Counsel based on the amount of any Settlement Claim issued pursuant to the Court-approved Plan of Allocation, and (b) all Plaintiffs, the Plans, the Plans’ fiduciaries, all members of the Settlement Class, all Defendants, and any other party from instituting or prosecuting, either directly, indirectly, or in a representative capacity, any other action in any court asserting any Released Claim against any Released Person;

f.                                         to determine whether the proposed Plan of Allocation of the Settlement Fund is fair, reasonable, and adequate and should be approved by the Court;

g.                                      to determine whether Plaintiffs’ Counsel’s application for an award of attorneys’ fees and reimbursement of expenses pursuant to the common fund doctrine is fair, reasonable, and adequate and should be approved by the Court;

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h.                                      to consider the Class Representatives’ applications for awards of incentive fees in the amount of $2,000; and

i.                                          to rule upon such other matters as the Agreement contemplates and as the Court may deem just and proper.

10                                                 Any application by Plaintiffs’ Counsel for attorneys’ fees and reimbursement of expenses, and all papers in support thereof, shall be filed with the Court and served on all counsel of record no less than 21 days before the Settlement Fairness Hearing.

11.                                              The Court having determined preliminarily that this action may proceed as a non-opt out class action under Fed. R. Civ. P. 23(a) and 23(b)(l) and (b)(2), Class members shall be bound by any judgment in this action, subject to the Court’s final determination at the Settlement Fairness Hearing as to whether this action may so proceed.

12.                                              The Court shall consider comments or objections to the certification of the Class under Fed. R. Civ. P. 23(a) and 23(b)(1) and (b)(2), the Settlement, the Plan of Allocation, the award of attorneys’ fees and reimbursement of expenses, and the incentive payment to the Class Representatives at the Settlement Fairness Hearing, but only if such comments or objections and any supporting papers are filed with the Clerk of the Court, United States District Court for the District of Minnesota, 300 S. 4th St., Minneapolis, Minnesota, no less than 14 days before the Settlement Fairness Hearing, and by the same date, copies of all such papers are served on each of the following persons:

Jane B. Stranch
BRANSTETTER, KILGORE, STRANCH & JENNINGS
227 Second Avenue, North, 4th Floor
Nashville, TN 37201-163 1
615.254.8801  / 615.255.5419 (fax)
email: jbs@branstetterlaw.com

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John M. Newman, Jr.
JONES DAY
North Point

901 Lakeside Avenue
Cleveland, OH  44114
216.586.3939 / 216.579.0212 (fax)
email: jmnewman@jonesday.com

Written objections must provide a detailed statement of the objector’s specific objections to any matter before the Court and all the grounds therefor, and must include all documents such person wishes the Court to consider.

13.                                              Attendance at the hearing is not necessary; however, persons wishing to be heard orally in opposition to the approval of the Settlement, the Plan of Allocation, the requests for attorneys’ fees and reimbursement of expenses, or the request for an incentive payment to the Class Representatives must state in their written objection(s) their intention to appear at the hearing.  Such persons must identify in their written objection(s) the names of any witness they may call to testify and any exhibits they intend to introduce into the evidence at the Settlement Fairness Hearing.  Class members do not need to appear at the hearing or take any other action to indicate their approval of the Settlement.

14.                                              No person shall be entitled to object to the proposed Settlement, to the final judgment to be entered in this Action, to any award of attorneys’ fees or expenses, or otherwise to be heard, except by filing and serving written objections (and, if such person wishes to be heard at the Settlement Fairness Hearing, a written notice of intention to appear) in the form and manner, and by the date, required by the Notice.  Any person who fails to object in the manner and by the date required shall be deemed to have

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waived any objections, and shall forever be barred from raising such objections in this or any other action or proceeding.

15.                                              Pending final determination of whether the Settlement should be approved, the parties, all members of the Class, the Plans, and the Plans’ fiduciaries are each hereby BARRED AND ENJOINED from instituting or prosecuting any action that asserts any Released Claim against any Released Person.

16.                                              If the Agreement is terminated pursuant to the provisions of Section 13.8 thereof, this Preliminary Order shall be null, void, and of no further force or effect, and each party to the Agreement shall be restored to his, her, or its respective position as it existed prior to the execution of the Agreement.

17.                                              The Court hereby retains jurisdiction for purposes of implementing the Agreement and reserves the power to enter additional orders to effectuate the fair and orderly administration and consummation of the Settlement and reimbursement of Administrative Expenses, as may from time to time be appropriate, and resolution of any and all disputes arising thereunder.

SO ORDERED this              day of             , 2005.

HON. DAVID S. DOTY
UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

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EXHIBIT D

UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

In re Xcel Energy, Inc. Securities, Derivative & ERISA Litigation	Master File: Civil 02-2677 (DSD/FLN)
MDL No. 1511
This Document Relates to Case Nos. 03-2218 and 03-2219, the “ERISA Actions.”

ORDER AND FINAL JUDGMENT

This action came on for a final hearing on a proposed settlement (the “Settlement”) of this conditionally certified class action and the issues having been duly heard and a decision having been duly rendered,

IT IS HEREBY ORDERED AND ADJUDGED:

1.                                                    To the extent not otherwise defined herein, all terms shall have the same meaning as used in the Stipulation and Agreement of Settlement of ERISA Actions dated                        (the “Agreement”).

2.                                                    The Court has jurisdiction over the subject matter of this Action and over all parties to this Action, including the Plans, the Plans’ fiduciaries, all members of the Settlement Class, and all Defendants.

3.                                                    The Court hereby approves and confirms the Settlement embodied in the Agreement as being a fair, reasonable, and adequate settlement and compromise of this Action, adopts the Agreement as its judgment, and orders that the Agreement shall be herewith effective, binding, and enforced according to its terms and conditions.  Among the factors considered by the Court in concluding that the Settlement is fair, reasonable, and adequate are:  (1)  that cases involving investment of ERISA plan assets in company stock represent an unsettled and developing area of the law; (2) that the Defendants have asserted numerous substantive defenses, including the arguments that a “presumption of prudence” applies to investment of plan assets in company stock; (3) that Settlement removes the risks, delay, and costs to the Plans and the Class associated with continued litigation and delivers assured benefits to the Class (while preserving Class members’ rights to participate in the proposed settlement of the Securities Action to the extent they may be eligible under that settlement agreement); and (4) that the structural changes to the Plans anticipated by the Agreement provide significant economic benefit to Class members, in addition to the cash payments to be made under the Agreement.

4.                                                    The Court determines that the Settlement has been negotiated vigorously and at arm’s length by the Plaintiffs and their counsel on behalf of the Plans and the Settlement Class and further finds that, at all times, the Plaintiffs have acted independently and that their interests are identical to the interests of the Plans and the Settlement Class, and that Plaintiffs have at all times adequately represented the Class.  Accordingly, the Court determines that the negotiation and consummation of the Settlement by the Plaintiffs on behalf of the Plans, the Plans’ fiduciaries, and the Settlement Class do not constitute “prohibited transactions” as defined ERISA §§ 406(a) or (b).

5.                                                    The Court determines that the Notice transmitted to the Settlement Class, pursuant to the Preliminary Approval Order concerning the Settlement and the other matters set forth therein, is the best notice practicable under the circumstances and included individual notice to all members of the Settlement Class who could be identified through reasonable efforts.  Such Notice provides valid, due, and sufficient notice of these

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proceedings and of the matters set forth therein, including the Settlement described in the Agreement, to all persons entitled to such notice, and such Notice has fully satisfied the requirements of Rule 23, Fed. R. Civ. P. and the requirements of due process.

6.                                                    The Court hereby approves the maintenance of this Action as a class action for purposes of the Settlement pursuant to Fed. R. Civ. P. Rule 23(a) and 23(b)(l) and (b)(2).  Specifically, the Court finds that (a) the number of members of the Class is so numerous that joinder of all members thereof is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of the named Plaintiffs are typical of the claims of the Class; (d) the named Plaintiffs will fairly and adequately represent the interests of the Class; and that (e) (i) the prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants; (ii) adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members of the Class; (iii) Defendants have acted or refused to act on grounds generally applicable to the class; (iv) Plaintiffs seek relief which is predominantly injunctive or declaratory in nature, and monetary relief sought therewith flows directly from liability to the class as a whole on the claims forming the basis of the injunctive or declaratory relief.

7.                                                    The Court hereby approves the maintenance of the Action as a class action for settlement purposes only pursuant to Fed. R. Civ. P. Rule 23(a), 23(b)(1) and (b)(2), with the class being defined as follows:

All Persons who were participants or beneficiaries under the Plans at any time between September 23, 1999, and March 31, 2003, inclusive, and who had Xcel common stock allocated to their Plan account at any time during that period, other than persons who are

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named as individual Defendants in the Complaints and their immediate family members.

8.                                                    The Court hereby dismisses the Complaints and the Action against the Defendants with prejudice and on the merits, and without taxation of costs in favor of or against any party.

9.                                                    As of the date of Final Approval of Settlement (as defined in the Agreement), the Plaintiffs, the Plans, the Plans’ fiduciaries, and each member of the Class on their own behalf and on behalf of their respective heirs, executors, administrators, past and present partners, officers, directors, agents, attorneys, predecessors, and assigns, shall have released, and shall be deemed to have released, each and all of the Released Persons from the Released Claims, and the Defendants shall be deemed to have released the Plaintiffs, the Settlement Class and Class Counsel from the Released Claims, in accordance with the terms of the Agreement.

10.                                              The Plaintiffs, Plans, the Plans’ fiduciaries, all members of the Settlement Class, and any other party are hereby permanently barred and enjoined from instituting or prosecuting, either directly, indirectly, or in a representative capacity, any other action in any court asserting any and all Released Claims against any and all Released Persons.  Defendants are hereby permanently barred and enjoined from instituting or prosecuting, either directly, indirectly, or in a representative capacity, any other action in any court asserting any and all Released Claims against Plaintiffs, the Settlement Class and Class Counsel.

11.                                              All parties are hereby permanently barred and enjoined from the institution and prosecution, either directly, indirectly, or in a representative capacity, of any actions against any Defendants, their Related Parties, Defendants’ Counsel, any member of the

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Settlement Class, or Class Counsel based on the amount of any Settlement Claim issued pursuant to the Plan of Allocation approved in the Final Approval of the Settlement.

12.                                              The Court hereby decrees that neither the Agreement nor the Settlement nor this Order and Final Judgment is an admission or concession by any Defendant of any liability or wrongdoing.  This Final Judgment is not a finding of the validity or invalidity of any of the claims asserted or defenses raised in this Action.  Neither the Agreement nor the Settlement nor the Order and Final Judgment nor the settlement proceedings nor the settlement negotiations nor any related documents shall be offered or received in evidence as an admission, concession, presumption or inference against any Defendant in any proceeding, other than such proceedings as may be necessary to enforce or consummate the agreement.

13.                                              The Court awards attorneys’ fees and expenses to Plaintiffs, to be paid from the Settlement Fund pursuant to the common fund doctrine in the amount of $             , and awards compensation in the amount of $2,000 to each of the Class Representatives, such amounts to be paid as set forth in the Agreement.  Except as otherwise provided herein or in the Agreement, each party shall bear its own fees, expenses, and costs.  Class Counsel shall allocate the award of attorneys’ fees among counsel for the Class based on their good-faith assessment of the contribution of such counsel to the prosecution of this Action.

14.                                              Without affecting the finality of this Judgment, the Court retains jurisdiction for purposes of implementing the Agreement and reserves the power to enter additional orders to effectuate the fair and orderly administration and consummation of the

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Agreement and Settlement and reimbursement of Administrative Expenses, as may from time to time be appropriate, and resolution of any and all disputes arising thereunder.

LET JUDGMENT BE ENTERED ACCORDINGLY.

SO ORDERED this             day of                                  , 2003.

HON. DAVID S. DOTY
UNITED STATES DISTRICT COURT
DISTRICT OF MINNESOTA

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EXHIBIT E

UNITED STATES DISTRICT COURT

DISTRICT OF MINNESOTA

In Re Xcel Energy, Inc., Securities, Derivative & “ERISA” Litigation	Master File: Civil 02-2677 (DSD/FLN) MDL No. 1511
This Document Relates To Case Nos. 03-2218 and 03-2219, the “ERISA Actions.”

ESCROW AGREEMENT

ERISA LITIGATION

This ESCROW AGREEMENT (the “Escrow Agreement”) is entered into in connection with a Settlement Agreement dated as of                      .

I.              RECITALS

A.            The parties to this Escrow Agreement are as follows:

1.             The Representative Plaintiffs named in the above-described action (“Action”), through Plaintiffs’ Co-Lead Counsel.

2.             Xcel Energy, Inc. (“Xcel”) and the Individual Defendants, through their respective counsel (collectively, the “Settling Defendants”).

3.             TCF National Bank Minnesota, as escrow agent for the Settlement Fund (the “Escrow Agent”).

B.            The Representative Plaintiffs and the Settling Defendants have entered into a Settlement Agreement in the Action, which Settlement Agreement will provide for a dismissal with prejudice of the Settled Claims therein in favor of the Settling Defendants in consideration of, among other things, the payment of the amount specified in the Settlement Agreement.

C.            The parties hereto have entered into this Escrow Agreement in order to carry out and effectuate the Settlement Agreement.  The applicable provisions of the Settlement Agreement, including the definitions of the terms used therein, are hereby incorporated by reference as though fully set forth in this Escrow Agreement; provided, however, that the Escrow Agent shall not have any duties or obligations except those set forth herein.  The provisions of this Escrow Agreement are to be construed in accordance with the provisions of the Settlement Agreement.

D.            Now, therefore, in consideration of the foregoing and the mutual covenants and considerations contained herein, the undersigned parties agree as follows:

II.            DEPOSITS INTO ESCROW

A.            Pursuant to and in accordance with the Settlement Agreement, the sum of Eight Million Dollars ($8,000,000) will be deposited with the Escrow Agent, by wire transfer.  The $8,000,000 will be held by the Escrow Agent in an interest bearing account for benefit of plaintiffs and their attorneys.

B.            A portion of the Settlement Fund shall be used to pay the initial costs of administering the settlement, including without limitation the costs of notifying members of the Settlement Class and the taxes incurred, if any, as a result of interest accrued on the Settlement Fund.  Monies may be disbursed from the Settlement Fund for the purposes stated above at the written direction of Plaintiffs’ Settlement Counsel, without need for any order by the Court.  The Escrow Agent shall have no liability for acting on such written instructions from Plaintiffs’ Settlement Counsel which the Escrow Agent in good faith believes to be authentic.

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C.            With the exception of Paragraph B above, the Settlement Fund shall be distributed only by order of the Court pursuant to the Settlement Agreement filed with the Court.  The Escrow Agent shall be entitled to rely, as to distributions and withdrawals from the Settlement Fund, on any order of the Court, notwithstanding that any such order is subsequently reversed, vacated, remanded, modified or stayed on appeal, except that the Escrow Agent is not required to comply with any order subsequent to the time it receives actual notice that such order is stayed for any reason.

III.           INTEREST AND INVESTMENTS

A.            Promptly upon receipt of the funds referred to in Paragraph II(A) the Escrow Agent shall cause such funds to be invested in a certificate(s) of deposit or other interest-bearing accounts as approved by Plaintiffs’ Settlement Counsel.  The Escrow Agent may also, at the direction of Plaintiffs’ Settlement Counsel, establish a savings account to be funded with such sums as may be directed by Plaintiffs’ Settlement Counsel for purposes of effectuating the provisions of the Settlement Agreement.

B.            All interest earned on the Settlement Fund shall be added to the Settlement Fund and distributed pursuant to orders of the Court.

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IV.           ESCROW AGENT’S FEES AND EXPENSES

A.            For its services in receiving, investing and reinvesting the Settlement Fund, the Escrow Agent shall be entitled to withdraw from the Settlement Fund a fee as follows:

1.             Its usual penalty, if any, for any early withdrawal from a certificate of deposit;

2.             Its usual charge for outgoing wire transfers; and

3.             Reimbursement for out-of-pocket expenses that the Escrow Agent incurs in distributing the Settlement Fund to Class Members, such as check printing fees.  It is understood that the Escrow Agent may assist the Claims Administrator in distributing the Settlement Fund.

B.            The Escrow Agent shall be compensated solely as described in Paragraph IV(A) above, and the Escrow Agent shall not have any additional claim for compensation against the parties hereto.

V.            TERMINATION OF THE SETTLEMENT AGREEMENT

In the event that the Settlement Agreement is voided, terminated or cancelled, or fails to become effective for any reason whatsoever, then within 10 days after written notice is sent by Plaintiffs’ Settlement Counsel or by counsel for Defendant Xcel Energy, Inc. to the Escrow Agent and all other parties, the Settlement Fund shall be refunded to the persons who made payments into such funds, plus all interest earned thereon, less:  (1) reasonable Escrow Agent fees and expenses as described in Paragraph IV(A) above; (2) any amounts actually disbursed, billed or incurred for tax liabilities on the Settlement Fund or expenses incurred in preparation of necessary forms and reports

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with respect thereto, if any; and (3) expenditures actually disbursed, billed or incurred for administration as set forth in the Settlement Agreement.

VI.           MISCELLANEOUS PROVISIONS

A.            At least quarterly, until the Effective Date as defined in the Settlement Agreement, the Escrow Agent shall submit to each of the undersigned counsel a statement of receipts, disbursements and property on hand pertaining to the Settlement Fund.

B.            Should the Escrow Agent receive or become aware of any demands or claims with respect to the Settlement Fund, other than those as contemplated by the Settlement Agreement, it shall have the right to apply to the Court, on notice to the parties hereto, for appropriate instructions.

C.            The Escrow Agent’s acceptance and administration of the Settlement Fund shall constitute the submission of the Escrow Agent to the jurisdiction of the Court for the purpose of carrying out this Escrow Agreement.

D.            This Escrow Agreement may not be assigned by the Escrow Agent without prior written approval of all the other parties hereto.  The parties agree that any consented-to appointment of a new escrow agent and substitution of a new escrow agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

E.             All funds held by the Escrow Agent shall be deemed and considered to be held in the jurisdiction of the Court until such time as such funds shall be distributed or returned consistent with the terms of the Settlement Agreement and this Escrow Agreement.  The Settling Defendants and their insurers shall have no responsibility or

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liability for the investment, administration or distribution of such funds or for the actions of the Escrow Agent.

F.             The parties hereby agree to treat the Settlement Fund as a designated settlement fund within the meaning of Section 468B of the Internal Revenue Code of 1986 and Section 1.468B-5(c) of the Regulations promulgated thereunder.  The parties agree to elect to treat the Settlement Fund as a “qualified settlement fund” under Section 1.468B-2 of the Regulations, and the Settling Defendants agree to cooperate as may be reasonably requested by Plaintiffs’ Settlement Counsel to make such filings as may be required to effect such election.

G.            This Escrow Agreement shall be governed and interpreted according to the laws of the State of Minnesota.

H.            The Escrow Agent may terminate the Escrow Agreement at any time upon 30 days’ prior written notice to all of the other parties, or upon such shorter notice period as may be required by any regulatory agency or official having authority over the Escrow Agent.  Upon the expiration of said notice period, the Escrow Agent shall pay the balance of the Settlement Fund to a successor escrow agent designated by mutual agreement of the other parties hereto, or to the Court if no successor escrow agent is designated by the parties.

I.              This document may be signed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument.  This Escrow Agreement shall be effective and binding upon all parties hereto at such time as all parties have executed a counterpart of this Escrow Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement through their respective attorneys as aforesaid and the Escrow Agent also has executed this Escrow Agreement, as of the date of execution of the Settlement Agreement, by its signature below.

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Dated: January , 2005	Dated: January , 2005

FOR THE REPRESENTATIVE	FOR DEFENDANTS XCEL ENERGY,
PLAINTIFFS, CLASS COUNSEL,	INC., WAYNE BRUNETTI, EDWARD J.
AND THE SETTLEMENT CLASS	MCINTYRE, WILLIAM T. PIEPER, GARY
R. JOHNSON AND RICHARD C. KELLY

By:	By
James G. Stranch, III, No. 2542	John M. Newman, Jr., No. 5763
Jane B. Stranch, No. 6044	Geoffrey J. Ritts, No. 62603
BRANSTETTER, KILGORE, STRANCH &	JONES DAY
JENNINGS	North Point
227 Second Avenue North, 4th Floor	901 Lakeside Avenue
Nashville, Tennessee 37201-1631	Cleveland, Ohio 44114
Telephone: (615) 254-8801	Telephone: (216) 586-3939
Fax: (615) 250-3937

Timothy R. Thornton, No. 109630
Joe R. Whatley, Jr.	BRIGGS AND MORGAN, P.A.
Glen M. Connor	2400 IDS Center
WHATLEY & DRAKE, LLC	80 South 8th Street
2323 Second Avenue North	Minneapolis, MN 55402
Birmingham, AL 35202	Telephone: (612) 334-8400
Telephone: (205) 328-9576
Fax: (205) 328-9669

ESCROW AGENT
TCF National Bank Minnesota

By

Its

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